UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 240.14a-12

Sylvamo Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

The World's Paper Company™

Notice of 2022 Annual Meeting and Proxy Statement

Sylvamo

Notice of 2022 Annual Meeting of Shareholders of Sylvamo Corporation

Meeting Date Monday, May 16, 2022	Meeting Time 12:00 p.m. U.S. Central Time	Meeting Location Hyatt Centric 33 Beale Street Memphis, Tennessee 38103

Proposals on which shareholders will vote	Vote recommended by our board of directors

Proposal 1 Elect the nine director nominees named in the proxy statement to our board of directors	FOR each nominee

Proposal 2 Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2022	FOR

Proposal 3 Approve, on a non-binding advisory basis, the compensation of our named executive officers	FOR

Proposal 4

Approve, on a non-binding advisory basis, the frequency — every 1 year, 2 years or 3 years — with which shareholders will vote in future years on a non-binding resolution to approve the compensation of our named executive officers.

FOR “1 year”

Your Vote is Important

Please vote promptly using any of these methods:

VOTE BY INTERNET	If you are a registered shareholder and you received a notice that the proxy materials are available on the Internet, or you received a full set of proxy materials including a proxy card, go to www.proxypush.com/SLVM and follow the voting instructions on the notice or proxy card that you received.

VOTE BY PHONE

If you are a registered shareholder and you received a notice that the proxy materials are available on the Internet, or you received a full set of proxy materials including a proxy card, call 866-509-1053 and follow the voting instructions on the notice or proxy card that you received.

If you hold your shares through a bank or broker from which you received a voting instruction form, follow the voting instructions on the form.

VOTE BY MAIL

If you are a registered shareholder and you received a notice that the proxy materials are available on the Internet, or you received a full set of proxy materials including a proxy card, follow the instructions for voting by mail on the notice or proxy card that you received.

If you hold your shares through a bank or broker from which you received a voting instruction form, follow the voting instructions on the form.

VOTE AT THE MEETING	Refer below to “Attendance at the Meeting.”

NOTICE OF 2022 ANNUAL MEETING OF SHAREHOLDERS

Attendance at the Meeting

To attend the meeting, you must be a shareholder of Sylvamo on the record date. You may vote at the meeting by delivering your completed proxy card in person or by completing and delivering a ballot in person and providing government-issued proof of identification. If you are a beneficial owner of shares held in street name, you may vote at the meeting only if you obtain and bring to the meeting a legal proxy from your broker or bank that is the record holder of your shares, giving you the right to vote those shares in person at the meeting.

Shareholders of record of Sylvamo Corporation common stock (NYSE: SLVM) on the record date of March 23, 2022, are entitled to vote at the meeting and at any postponements or adjournments of the meeting. A list of these shareholders is available at Sylvamo’s offices in Memphis, Tennessee.

By order of the Board of Directors,

Matthew L. Barron Senior Vice President, General Counsel and Corporate Secretary
April 6, 2022

The following materials of Sylvamo Corporation are available for viewing and printing at www.proxydocs.com/SLVM:

•	Notice of 2022 Annual Meeting of Shareholders

•	Sylvamo’s 2022 Proxy Statement

•	Sylvamo’s 2021 Annual Report, which includes our annual report on Form 10-K

•	Sylvamo’s 2021 Annual Review

These materials or a notice that the proxy materials are available on the Internet (“Notice of Internet Availability”) are first being sent to shareholders on or about April 6, 2022.

We will furnish without charge to each person whose proxy is being solicited, upon request of any such person, a copy of our 2021 Annual Report, as filed with the SEC, including the consolidated and combined financial statements and schedules thereto, excluding exhibits. Requests for copies of such report should be sent to our Corporate Secretary, Matthew L. Barron, at 6400 Poplar Avenue, Memphis, TN 38197. Copies of any exhibit to the 2021 Annual Report will be forwarded upon receipt of a written request to our Corporate Secretary at such address, subject to a charge for copying and mailing.

i	Proxy Summary

1	Proposals Submitted for Your Vote at the 2022 Annual Meeting
1	Proposal 1 - Elect nine director nominees to our Board
2	Proposal 2 - Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm
3	Proposal 3 - Approve, on a non-binding advisory basis, the compensation of our named executive officers
4

Proposal 4 - Approve, on a non-binding advisory basis, the frequency — every 1 year, 2 years or 3 years — with which shareholders will vote in future years on a non-binding resolution to approve the compensation of our named executive officers

6	Information about the Annual Meeting
6	Meeting Date and Time
6	Voting and Attendance
9	Communicating with the Board
9	Matters Pertaining to Sylvamo’s 2023 Annual Meeting of Shareholders

11	Corporate Governance
11	Board Composition and Director Independence
11	Board Leadership Structure
11	Board Committees
14	Compensation Committee Interlocks and Insider Participation
14	Risk Oversight

15	Governance and Ethics Policies
15	Director Nomination Process
16	Director “Overboarding” Limits
16	Mandatory Director Retirement
16	Executive Sessions
16	Director Attendance at Board and Committee Meetings
16	Board Self-Assessments
17	Shareholder Engagement
17	Communicating with the Board
17	Certain Securities Transactions
17	Procedures for Treatment of Complaints Regarding Accounting, Internal Accounting Controls and Auditing Matters

18	Executive Officers and Directors
27	Family Relationships

28	Executive Compensation
28	Compensation Discussion & Analysis
28	Introduction
29	2021 Executive Compensation Program Summary
30	Executive Compensation Program Design
31	Peer Group Benchmarking
33	Elements of Our Executive Compensation Program
39	Compensation Committee Report

Proxy Statement 2022

40	Executive Compensation Tables
40	Summary Compensation Table
41	Grants of Plan-Based Awards During 2021
42	Narrative to the Grants of Plan-Based Awards Table
42	Outstanding Equity Awards at December 31, 2021
42	Stock Vested in 2021
43	Pension Benefits in 2021
43	Narrative to Pension Benefits Table
44	Non-Qualified Deferred Compensation in 2021
45	Narrative to Non-Qualified Deferred Compensation Table
45	Post-Employment Termination Benefits
46	Potential Payments Upon Retirement
46	Potential Payments Upon Involuntary Termination Without Cause
47	Potential Payments Upon Involuntary Termination With Cause
47	Potential Payments Upon Qualifying Termination After Change in Control

47	Narrative to Potential Payments Upon Qualifying Termination After Change in Control Table

49	Director Compensation
49	Compensation Philosophy
49	Stock Ownership Requirements
49	Elements of Our Director Compensation Program
50	Annual Compensation
50	Insurance and Indemnification Contracts
51	Our Analysis
51	Non-Employee Director Compensation Table

53	Other Information
53	Stock Ownership
54	Delinquent Section 16(a) Reports
54	Policies and Procedures for Related Person Transactions
55	Certain Relationships and Related Person Transactions

66	How to Contact Us

In this Proxy Statement, references to “Sylvamo,” “the Company,” “we,” “our,” and “us,” refer to Sylvamo Corporation. References to “shareholders,” “you” and “your” refer to our shareholders. References to years refer to our fiscal year, which is the calendar year ending each December 31st. This proxy statement includes website addresses and references to additional materials found on those websites. These websites and materials are not incorporated into this proxy statement by reference.

This proxy statement includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding our environmental and social goals, commitments and strategies. These statements involve risks and uncertainties. Actual results could differ materially from any future results expressed or implied by the forward-looking statements for a variety of reasons, including due to the risks and uncertainties discussed in our most recent periodic reports on Form 10-K and Form 10-Q and subsequent filings with the U.S. Securities and Exchange Commission (“SEC”). We assume no obligation to update any forward-looking statements or information, which speak as of their respective dates.

      Sylvamo

PROXY SUMMARY

Proxy Summary

This summary highlights certain information for consideration as you decide how to vote at our 2022 Annual Meeting of Shareholders (“Annual Meeting”). As it is only a summary, please review the complete proxy statement and our 2021 annual report before you vote.

Proxy Voting Roadmap

Our Board of Directors (“Board”) is submitting four proposals for your vote at the Annual Meeting.

Proposal 1

Recommend that you vote FOR each Nominee

Elect the nine director nominees below

Jean-Michel Ribiéras Chairman & CEO Sylvamo	Stan Askren CEO & Founder Quiet Trail Advisors Advisor & Lean Business Consultant Lean Focus, LLC	Christine S. Breves SVP & CFO United States Steel Corporation

Jeanmarie Desmond Former EVP & CFO DuPont de Nemours, Inc. Chair of Sylvamo Audit Committee	Liz Gottung Principal & Consultant Liz Gottung LLC Chair of Sylvamo Management Development and Compensation Committee	Joia M. Johnson Former Chief Administrative Officer, General Counsel & Corporate Secretary Hanesbrands Inc.

David Petratis Chairman, President & CEO Allegion plc Chair of Sylvamo Nominating and Corporate Governance Committee and Lead Independent Director	J. Paul Rollinson President & CEO Kinross Gold Corporation	James P. Zallie President & CEO Ingredion Incorporated

Our Board and Nominating and Corporate Governance Committee believe that the nine director nominees encompass the range and balance of backgrounds, expertise and diversity necessary to guide us as we continue implementing the Sylvamo vision to be the investment, supplier and employer of choice. All nine nominees currently serve on our Board.

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PROXY SUMMARY

Highlights – Director Nominees’ Backgrounds and Leadership Experience

CEO Experience	●	●					●	●	●

Global Business Leadership	●	●	●	●	●	●	●	●	●

Strategic Planning	●	●	●	●	●	●	●	●	●

Finance		●	●	●

Human Capital		●			●	●

Marketing / Sales	●	●

Manufacturing Operations	●	●	●				●	●	●

Manufacturing Industry	●	●	●	●	●	●	●	●	●

Additional information about our director nominees starts on page 18.

We are committed to sound corporate governance practices, environmental responsibility and a supportive, diverse and inclusive work environment at Sylvamo. Our Board and its committees oversee our strategy, initiatives and progress on our commitment to environmental, social and governance (“ESG”) matters. Information concerning ESG at Sylvamo is available on our website, www.sylvamo.com under “why we care” and “governance,” and in our 2021 annual report on Form 10-K, also available on our website under “investors.”

Highlights – Corporate Governance

•	8 of 9 directors independent

•	Annual elections and majority voting for directors with a director resignation policy

•	Lead Independent Director with defined responsibilities and term limit expectation

•	Required executive sessions of Board without management

•	Limit on number of public company boards and audit committees on which our Board and Audit Committee members may serve

•	Mandatory director retirement age of 75

•	Sylvamo stock ownership and retention requirements for directors and executive management

•	Shareholder right to communicate with Board and management embedded in Corporate Governance Guidelines

•	Policy prohibiting directors, officers and employees from hedging and pledging Sylvamo stock

ii      Sylvamo

PROXY SUMMARY

Highlights – Environmental Responsibility

•	Environmental stewardship is embedded in our Code of Conduct and fiber procurement policy and practices.

•	We aim to source 100% of our fiber from sustainably managed forests and aim to conserve, enhance or restore 250,000 acres of ecologically significant forestland globally by 2030.

•	We support and promote sustainable forest management through use of reputable third-party forest certification and chain-of-custody systems.

•	We partner with respected environmental and conservation organizations to restore and protect forests and advance the understanding of the role of forests as natural climate solutions.

•	We aim to reduce overall water usage by 25% and implement context-based water stewardship plans at our mills.

•	More than 78% of the energy used in our mills is generated from carbon-neutral biomass residuals, minimizing the use of fossil fuels.

•	Since 2010, our mills have reduced absolute Scope I and II greenhouse gas emissions (GHGs) by 38%, or 850,000 tons of CO2.

•	We are working to achieve an incremental 35% reduction in Scope I, II and III emissions by 2030 as compared against a 2019 baseline and define a pathway to net zero emissions.

•	We work to advance a lower-carbon economy by designing 100% reusable, recyclable or compostable papers.

Highlights – Social Responsibility

•

We are tenacious in our efforts to achieve injury-free workplaces, and our LIFE (Life-changing Injury and Fatality Elimination) initiative aims to eliminate serious injuries and implement systems to prevent all injuries.

•	We are working to achieve a workforce by 2030 that is represented by:

•	35% women overall

•	40% women in leadership

•	25% minorities in North America and other regional representation targets

•	To foster inclusion and diversity, we offer our employee teams a collaboration and inclusion assessment, toolkit, reports and other resources.

•	Through our young talent recruiting program, REACH (Recruit, Engage, Align College Hires), we endeavor to increase diversity by attracting our future leaders from diverse backgrounds.

•	We expect to launch soon a global employee engagement platform for volunteering, giving, sustainability, well-being and inclusive culture initiatives.

•

We invest in employees’ professional development through a multi-dimensional approach, offering ample continuing education, learning paths for specific positions to facilitate career advancement, a peer mentor program and leadership training.

•	We support the communities in which our employees work and live. For example, we contribute a portion of our earnings to support childhood education in the regions where we operate.

•	Our wellness program for employees integrates the importance of mental health, providing global employee assistance programs to all of our employees and immediate family members at no cost.

Proxy Statement 2022      iii

PROXY SUMMARY

Proposal 2

Recommend that you vote FOR Proposal 2

Ratify Deloitte & Touche LLP as our independent registered public accounting firm for 2022

Information about Deloitte & Touche LLP’s services and fees starts on page 12.

Proposal 3

Recommend that you vote FOR Proposal 3

Approve on a non-binding advisory basis the compensation of our named executive officers (“NEOs”)

We are a new public company. Prior to October 1, 2021, we were a part of International Paper Company (“International Paper” or “IP”). Our named executive officers (“NEOs”) will receive their first full year of compensation from us as a company independent of IP in 2022. Below is a summary of our NEO compensation structure.

Highlights – NEO Compensation

•	Primary components of compensation are salary, annual cash incentive and long-term equity incentive

•	Annual cash incentive based on company performance

•	Long-term equity incentive awards

•	60% performance-based
•	40% time-based

•	Multiple metrics for performance-based compensation to encourage balanced initiatives

•	Robust equity ownership and retention requirements equal to a multiple of base salary

•	Clawbacks on incentive compensation for financial restatements and misconduct

•	Best practice change-in-control (CIC) benefits, including double triggers for severance and vesting of equity awards

•	Cap on non-CIC severance at 2x base salary and 2x target bonus for CEO, and 1x base salary for other NEOs

•	Required non-competition and non-solicitation agreements

Information about an executive compensation starts on page 28.

Proposal 4

Recommend that you vote FOR “1 Year”

Approve on a non-binding advisory basis the frequency – every 1 year, 2 years or 3 years – with which shareholders will vote in future years on a non-binding resolution to approve the compensation of our NEOs

Our Board believes that an annual vote on NEO compensation sets the correct, ongoing cadence for dialog between us and our shareholders on executive compensation matters.

iv      Sylvamo

Proposals Submitted for Your Vote at the 2022 Annual Meeting

This section presents each item of business for the Annual Meeting and the voting recommendations of our Board.

Proposal 1

Elect nine director nominees to our Board

The Board has nominated our current directors, Jean-Michel Ribiéras, Stan Askren, Christine Breves, Jeanmarie Desmond, Liz Gottung, Joia M. Johnson, David Petratis, J. Paul Rollinson and James P. Zallie, to be elected to serve on our Board until the 2023 annual meeting of our shareholders and the date a qualified successor has been elected.

If an incumbent director nominee does not receive the requisite vote to be elected, the nominee must tender a resignation from the Board, contingent on the Board’s acceptance of the resignation. The Board will announce its decision on the tendered resignation in a current report on Form 8-K or a periodic report filed with the SEC.

Each nominee has consented to being named as a nominee in this proxy statement and serving on the Board if elected.

We do not know of any reason why any nominee would be unable to or would not serve as a director if elected. If, prior to the election, a nominee is unable or unwilling to serve, the shares represented by all valid proxies will be voted for the election of such other person as the Board may nominate, or the Board may reduce its size.

There are no family relationships among our director nominees and executive officers.

More information about the director nominees is in the section of this proxy statement entitled “Executive Officers and Directors.”

Recommend that you vote FOR each nominee

Vote Required to Elect Nominees

Sylvamo has implemented majority voting in uncontested elections of directors. For a nominee to be elected a director at the Annual Meeting, a majority of the votes cast must be “for” the nominee’s election.

Your Voting Options

You may vote “for” or “against” a nominee, or you may “abstain” from voting with respect to a nominee. Abstentions will have no effect on the results.

If you hold your shares in street name, your failure to provide voting instructions to your bank or broker will cause your shares to be considered “broker non-votes” not entitled to vote this proposal. Broker non-votes will have no effect on the results.

Holders of proxies solicited by this proxy statement will vote your proxy received by them as directed on the proxy card or, if no direction is made, “for” the election of all nine nominees.

Proxies cannot be voted for a greater number of individuals than the nine nominees named in this proxy statement.

Proxy Statement 2022      1

PROPOSALS SUBMITTED FOR YOUR VOTE AT THE 2022 ANNUAL MEETING

Proposal 2

Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm

Our Audit Committee has selected Deloitte & Touche LLP (“Deloitte & Touche”) to serve as our independent registered public accounting firm for 2022.

At the Annual Meeting, our shareholders will vote on a non-binding basis to ratify the appointment of Deloitte & Touche as our independent registered public accounting firm for 2022.

Your ratification of the Audit Committee’s appointment of Deloitte & Touche is not required for the appointment to be valid. However, we value your opinion and believe that shareholder ratification of the appointment is a good corporate governance practice. If this proposal does not receive enough affirmative votes to ratify the appointment of Deloitte & Touche, the Audit Committee will reconsider its selection. Even if the appointment is ratified, the Audit Committee may, in its discretion, appoint a different independent registered public accounting firm at any time, if the Audit Committee determines that such a change would be in our and our shareholders’ best interests.

The Audit Committee first retained Deloitte & Touche as our independent registered public accounting firm in October 2021 immediately following our spin-off from International Paper Company. Deloitte & Touche served in such capacity for all of fiscal 2021.

Representatives of Deloitte & Touche are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to questions.

Recommend that you vote FOR Proposal 2

Vote Required for Approval

Approval of this proposal requires the affirmative vote of a majority of the quorum at the Annual Meeting.

Your Voting Options

You may vote “for” or “against” ratifying the selection of Deloitte & Touche as our independent registered public accounting firm, or you may “abstain” from voting. Abstentions will have the same effect as votes against this proposal, because they are considered votes present for purposes of a quorum on the vote.

We do not expect there to be any broker non-votes associated with this proposal, because the ratification of our independent registered public accounting firm is a routine matter. As a result, if your shares are held in street name and you do not give your bank or broker instructions on how to vote, your bank or broker may vote your shares in its discretion.

Holders of proxies solicited by this proxy statement will vote your proxy received by them as directed on the proxy card or, if no direction is made, “for” ratification of Deloitte & Touche as our independent registered public accounting firm.

2      Sylvamo

PROPOSALS SUBMITTED FOR YOUR VOTE AT THE 2022 ANNUAL MEETING

Proposal 3

Approve, on a non-binding advisory basis, the compensation of our named executive officers

Our Board seeks your approval of the compensation of our NEOs as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K under the U.S. Securities Exchange Act of 1934, as amended (“Exchange Act”), including in the Compensation Discussion and Analysis, related compensation tables and narrative disclosures that accompany the compensation tables. This is typically called a “say-on-pay” vote.

More specifically, our Board asks you to approve the following non-binding resolution:

“Resolved, that the compensation paid to Sylvamo’s named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K under the Exchange Act, including in the Compensation Discussion and Analysis, the related compensation tables and narrative disclosures, is hereby approved.”

Our Management Development and Compensation Committee and the Board will consider the outcome of this vote when making future compensation decisions regarding our NEOs.

Recommend that you vote FOR Proposal 3

Vote Required for Approval

Approval of this proposal requires the affirmative vote of a majority of the quorum at the meeting.

Your Voting Options

You may vote “for” or “against” this proposal, or you may “abstain” from voting. Abstentions will have the same effect as votes against this proposal, because they are considered votes present for purposes of a quorum on the vote.

If you hold your shares in street name, your failure to provide voting instructions to your bank or broker will cause your shares to be considered “broker non-votes” not entitled to vote on this proposal. Broker non-votes will have the same effect as votes against this proposal, because they are considered votes present for purposes of a quorum on the vote.

Holders of proxies solicited by this proxy statement will vote the proxies received by them as directed on the proxy card or, if no direction is made, “for” the non-binding resolution approving the compensation of our NEOs.

Proxy Statement 2022      3

PROPOSALS SUBMITTED FOR YOUR VOTE AT THE 2022 ANNUAL MEETING

Proposal 4

Approve, on a non-binding advisory basis, the frequency — every 1 year, 2 years or 3 years — with which shareholders will vote in future years on a non-binding resolution to approve the compensation of our named excutive officers

Our Board asks that you cast a non-binding vote on whether future “say-on-pay” votes on our NEO compensation should occur every one, two or three years.

After careful consideration of various arguments supporting each “say-on-pay” voting frequency, the Board determined to recommend that you vote for a “say-on-pay” vote every year. The Board believes that an annual vote sets the correct ongoing cadence for dialogue between us and our shareholders on executive compensation matters and is appropriate for us and our shareholders as we continue our journey as a newly formed company.

This is a non-binding advisory vote, and the voting frequency that you approve will not require the Board to implement the frequency selected by you in future years. The final decision on frequency remains with the Board. However, the Board values your opinion as expressed through your votes and other communications, and the Board and its committees will carefully consider the outcome of this vote and other relevant communications from shareholders when making decisions regarding the frequency of “say-on-pay” votes.

Recommend that you vote FOR “1 Year”

Vote Required to Approve a Voting Frequency

To approve the selection of one of these three frequencies, the affirmative vote of a majority of the quorum at the meeting is required.

If this proposal does not receive the approval of a majority of the quorum, the Board will consider as the non-binding selection of the shareholders the frequency that receives the greatest number of votes.

Your Voting Options

You may vote “for” one of the three frequencies or you may “abstain” from voting. Abstentions will have no effect on the outcome of this proposal.

If you hold your shares in street name, your failure to provide voting instructions to your bank or broker will cause your shares to be considered “broker non-votes” not entitled to vote on this proposal. Broker non-votes will have no effect on the outcome of this proposal.

Holders of proxies solicited by this proxy statement will vote the proxies received by them as directed on the proxy card or, if no direction is made, for “1 Year.”

4      Sylvamo

PROPOSALS SUBMITTED FOR YOUR VOTE AT THE 2022 ANNUAL MEETING

Please vote as promptly as possible by using any of the following methods:

INTERNET	If you are a registered shareholder that received a notice that the proxy materials are available on the Internet, or you received a full set of proxy materials including a proxy card, go to www.proxypush.com/SLVM and follow the voting instructions on the notice or proxy card that you received. If you hold your shares through a bank or broker from which you received a voting instruction form, follow the voting instructions on the form.

PHONE	If you are a registered shareholder that received a notice that the proxy materials are available on the Internet, or you received a full set of proxy materials including a proxy card, call 866-509-1053 and follow the voting instructions on the notice or proxy card that you received. If you hold your shares through a bank or broker from which you received a voting instruction form, follow the voting instructions on the form.

MAIL	If you are a registered shareholder that received a notice that the proxy materials are available on the Internet, or you received a full set of proxy materials including a proxy card, follow the voting instructions for voting by mail on the notice or proxy card that you received. If you hold your shares through a bank or broker from which you received a voting instruction form, follow the voting instructions on the form.

AT THE MEETING	Attend the meeting, provide a government-issued proof of identification and vote in person when voting is held during the meeting. If you hold your shares through a bank or broker, you will need to present a legal proxy from your bank or broker that is the record holder of your shares to vote at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

The Annual Meeting Notice, Proxy Statement, Annual Report and Annual Review are available for review at www.proxydocs.com/SLVM.

A Notice of Internet Availability of Proxy Materials, or the Annual Meeting Notice, Proxy Statement, Annual Report, Annual Review and Proxy Card, are first being sent to shareholders on or about April 6, 2022.

Proxy Statement 2022      5

Information about the Annual Meeting

Meeting Date and Time

The Annual Meeting will be held on Monday, May 16, 2022, at 12:00 p.m. U.S. Central Time. The Annual Meeting will be held at the Hyatt Centric, 33 Beale Street, Memphis, Tennessee 38103.

Shareholders of record of Sylvamo common stock at the close of business on the record date, March 23, 2022, or their duly authorized proxy holders, are entitled to vote on each matter submitted to a vote at the Annual Meeting and at any adjournment or postponement of the meeting. There were 44,109,521 shares of Sylvamo common stock outstanding on March 23, 2022. Each share of common stock is entitled to one vote on each matter to be voted on at the Annual Meeting. A list of shareholders as of the record date will be available for inspection and review upon the request of any shareholder that is sent to our Corporate Secretary at the address in this proxy statement under the heading “How to Contact Us.” We will also make the list available for inspection in person at the Annual Meeting.

Voting and Attendance

Why am I receiving these proxy materials?

We have made these materials available to you or delivered paper copies to you by mail because you are a Sylvamo shareholder of record as of March 23, 2022, and our Board is soliciting your proxy to vote your shares at the Annual Meeting. This proxy statement includes information that we are required to provide to you under SEC rules and is intended to assist you in determining how to vote your shares.

What is a proxy?

A proxy is your legal designation of another person to vote the stock you own. The person you designate is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. By voting electronically on the Internet, voting by telephone, or signing and returning a proxy card, you will have authorized three Sylvamo executive officers — Jean-Michel Ribiéras, Chairman and Chief Executive Officer; John V. Sims, Senior Vice President and Chief Financial Officer; and Matthew L. Barron, Senior Vice President, General Counsel and Corporate Secretary — to represent you as your proxy and vote your shares at the meeting in accordance with your instructions or, if you do not provide instructions, they may vote with respect to each proposal as stated in the section of this proxy statement entitled “Proposals Submitted for Your Vote at the 2022 Annual Meeting.” They also may vote your shares to adjourn the meeting and will be authorized to vote your shares at any postponements or adjournments of the meeting.

What is included in the proxy materials?

The proxy materials for the Annual Meeting include:

•	Notice of 2022 Annual Meeting of Shareholders (“Annual Meeting Notice”)

•	Sylvamo’s 2022 Proxy Statement (“Proxy Statement”)

•	Sylvamo’s 2021 Annual Report, which includes our annual report on Form 10-K (“Annual Report”)

•	Sylvamo’s 2021 Annual Review (“Annual Review”).

If you receive a paper copy of the proxy materials, then a proxy card or voting instruction form and pre-paid return envelope are also included. The Annual Meeting Notice (which is included in the Proxy Statement), Proxy Statement, Annual Report and Annual Review are being made available for viewing and printing at www.proxydocs.com/SLVM and are being mailed, along with the accompanying proxy card or voting instruction form, to applicable shareholders beginning on or about April 6, 2022.

6      Sylvamo

INFORMATION ABOUT THE ANNUAL MEETING

Why did I receive a Notice of the Internet Availability of Proxy Materials instead of a full set of proxy materials?

We are furnishing proxy materials to our shareholders primarily through notice-and-access delivery pursuant to SEC rules. As a result, beginning April 6, 2022, we are mailing to many of our shareholders a notice that the proxy materials are available on the Internet (“Notice of Internet Availability”) containing instructions on how to access the proxy materials on the Internet. Shareholders who have affirmatively requested electronic delivery of our proxy materials will receive instructions via email regarding how to access these materials electronically. Shareholders who have previously requested to receive a paper copy of the materials will receive a full paper set of the proxy materials by mail. Using the notice-and-access method of proxy delivery expedites receipt of proxy materials by our shareholders and reduces the cost of producing and mailing the full set of proxy materials. If you receive a Notice of Internet Availability by mail, you will not receive a paper copy of the proxy materials in the mail unless you request a paper copy. Instead, the Notice of Internet Availability instructs you on how to access the proxy materials and vote on the Internet. To request that a paper copy of the proxy materials be sent to you by mail, follow the instructions in the Notice of Internet Availability.

How many votes must be present to hold the Annual Meeting?

Holders of Sylvamo common stock, present by proxy or by attendance in person at the Annual Meeting, representing a majority of the number of votes entitled to be cast upon any proposal to be considered at the meeting (at least 22,054,761 votes) are required to hold the Annual Meeting. If you properly vote on any proposal, your shares will be included in the number of shares to establish a quorum for the Annual Meeting. Shares held of record and represented by proxy cards marked “abstain,” or returned without voting instructions, will be counted as present for the purpose of determining whether the quorum for the Annual Meeting is satisfied. In addition, if you hold shares through a bank or brokerage account, your shares will also be counted as present for the purpose of determining whether the quorum for the Annual Meeting is satisfied, even if you do not provide instructions to your bank or brokerage firm, resulting in a broker non-vote. We urge you to vote by proxy even if you plan to attend the Annual Meeting in person. That will help us know as soon as possible that we have enough votes to hold the meeting. Returning your proxy will not affect your right to revoke your proxy or to attend the Annual Meeting.

How do I vote my shares?

If you are a “holder of record” (that is, if your shares are registered in your own name with our transfer agent), you have several options. You may vote in advance of the meeting on the Internet, by telephone or by mail using a written proxy card. You may request a written proxy card by following the instructions included on the Notice of Internet Availability that you received. If you are a holder of record, you also will have the option to vote your shares in person at the Annual Meeting by delivering a completed proxy card in person or completing and delivering a ballot in person. We will distribute ballots to holders of record who wish to vote in person at the meeting.

If you hold your shares in “street name” (that is, if you hold your shares through a bank or broker), you have the right to direct your bank or broker how to vote your shares. If you receive a voting instruction form from your bank or broker, please follow the instructions provided on the form. If you do not instruct your bank or broker how to vote your shares, it will nevertheless be entitled to vote your shares with respect to “routine” items, but it will not be permitted to vote your shares with respect to “non-routine” items. In the case of a non-routine item, your shares will be considered “broker non-votes.” Also, you may vote at the meeting if you obtain and bring to the meeting a proxy from your bank or broker that holds your shares giving you the right to vote the shares at the meeting.

How do I attend the Annual Meeting?

The location of the Annual Meeting is Hyatt Centric, 33 Beale Street, Memphis, Tennessee 38103. The meeting will not be held virtually. If you wish to attend the Annual Meeting, please arrive in person no later than 15 minutes before the meeting start time of 12:00 p.m. Central Time on May 16, 2022, to allow sufficient time to sign in and be seated before the meeting commences.

What happens if the Annual Meeting is postponed or adjourned?

Your proxy will still be valid and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

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INFORMATION ABOUT THE ANNUAL MEETING

Can I change or revoke my vote or proxy?

Yes, you may change your vote or revoke your proxy at any time before or at the Annual Meeting.

If you are a holder of record, you may change your vote or revoke your proxy by:

•	casting a new vote by telephone or on the Internet prior to the Annual Meeting;

•	properly completing and signing another proxy card with a later date and returning the proxy card prior to the Annual Meeting;

•

giving written revocation to our Corporate Secretary, either in person at the Annual Meeting before voting commences or by mail delivered before the Annual Meeting to our Corporate Secretary at the street address noted in this Proxy Statement under the heading “How to Contact Us;” or

•	casting a new vote in person at the Annual Meeting.

If you hold your shares in street name through a bank or broker, you may change or revoke your voting instructions by contacting your bank or broker prior to the Annual Meeting.

What if I do not indicate my vote for one or more of the proposals on my proxy card?

If you are a holder of record and you return a signed proxy card without indicating your vote, your shares will be voted as follows:

•	for Proposal 1 to elect as our directors all nine nominees named in Proxy Statement;

•	for Proposal 2 to ratify the appointment of Deloitte & Touche as our independent registered public accounting firm for 2022;

•	for Proposal 3 to approve, on a non-binding advisory basis, the compensation of our NEOs; and

•	for “1 Year” on Proposal 4 to approve, on a non-binding advisory basis, the frequency with which we will hold advisory votes in future years on the compensation of our NEOs.

If you are a holder of record and you do not return a proxy card or vote in person at the Annual Meeting, your shares will not be voted and will not count toward the quorum necessary to hold the meeting.

If your shares are held in street name and you do not give your bank or broker instructions on how to vote, your shares will still be counted toward the quorum requirement for the Annual Meeting provided that your bank or broker votes your shares utilizing its discretionary authority for Proposal 2 as noted below. The failure to instruct your bank or broker how to vote will impact the vote on the proposals for consideration at the Annual Meeting as follows:

•

Proposals 1, 3 and 4 — if you do not provide voting instructions, your bank or broker will not be permitted to vote your shares at all, and your shares will be considered broker non-votes. A broker non-vote will have no effect on the outcome of Proposals 1 and 4. A broker non-vote will have the same effect as a vote against Proposal 3.

•	Proposal 2 — your bank or broker may vote your shares at its discretion.

Will my vote be confidential?

Yes. Your vote is confidential and will not be disclosed to our directors or employees, unless in accordance with law.

Will our directors attend the Annual Meeting?

Yes, we expect that all of our directors will attend the meeting.

Who will solicit proxies on behalf of Sylvamo?

Sylvamo pays the cost of preparing proxy materials and soliciting your vote. Proxies may be solicited on our behalf by our directors, officers or employees by telephone, email or other electronic transmission or in person, without compensation. We have hired Alliance Advisors, LLC to solicit proxies for an estimated fee of approximately $25,000, plus expenses.

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INFORMATION ABOUT THE ANNUAL MEETING

What is householding?

We have adopted “householding,” a procedure by which shareholders of record who have the same address and last name and do not participate in electronic delivery will receive only one copy of the Notice of Internet Availability or the proxy materials, unless one or more of those shareholders notifies us that they wish to continue receiving individual copies. This procedure saves us printing and mailing costs. Shareholders will continue to receive separate proxy cards. We will deliver promptly, upon written or oral request, a separate copy of the Notice of Internet Availability or the proxy materials to a shareholder at a shared address to which a single copy of the documents was delivered. To request separate copies of the Notice of Internet Availability or the proxy materials, either now or in the future, please send your written request to our Corporate Secretary at the address in this Proxy Statement under the heading “How to Contact Us.”

How do I change future proxy delivery options?

If you hold your shares in street name and wish to receive separate copies of future Notices of Internet Availability or sets of proxy materials, or if you currently receive multiple copies of the Notice of Internet Availability or multiple sets of proxy materials and would like to receive a single copy or set, please call Broadridge Financial Solutions, Inc., at 1-866-540-7095, or send your written request to:

Broadridge Financial Solutions, Inc.

Householding Dept.

51 Mercedes Way

Edgewood, NY 11717

Communicating with the Board

How do I communicate with the Board?

Shareholders or other interested parties may communicate with our entire Board, the Chairman, the independent directors as a group, the Lead Independent Director or any one of the directors by writing to our Corporate Secretary at the address in this Proxy Statement under the heading “How to Contact Us.” Our Corporate Secretary will forward all communications relating to Sylvamo’s interests, other than business solicitations, advertisements, job inquiries or similar communications, directly to the appropriate director(s).

Matters Pertaining to Sylvamo’s 2023 Annual Meeting of Shareholders

What is the deadline for consideration of Rule 14a-8 shareholder proposals for the 2023 annual meeting of shareholders?

A shareholder who wishes to submit a shareholder proposal to be included in our proxy statement for the 2023 annual meeting of shareholders must send the proposal to our Corporate Secretary at the address above. We must receive the proposal in writing on or before December 7, 2022, and the proposal must comply with SEC rules, including Rule 14a-8.

Can I nominate a director in connection with the 2023 annual meeting of shareholders?

Yes. If you would like to make a director nomination for the 2023 annual meeting of shareholders, you must submit such nomination in accordance with the advance notice provisions in our amended and restated bylaws (“Bylaws”), which are available for review as an exhibit linked to our 2021 annual report on Form 10-K, accessible at www.sylvamo.com at the “investors” link. Any such nomination must be received by our Corporate Secretary no earlier than January 16, 2023 and no later February 15, 2023 (assuming we do not hold our 2023 annual meeting more than 30 days before or 70 days after the anniversary date of the Annual Meeting), and any such nomination must include all information required by our Bylaws in connection with such nomination, including with respect to both the shareholder proponent and the nominee, and such nomination must otherwise comply with our Bylaws. In the event any director nomination is made in accordance with our Bylaws as set forth above, our Nominating and Corporate Governance Committee will consider the nominee as a potential nominee for election to our Board at our 2023 annual meeting.

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INFORMATION ABOUT THE ANNUAL MEETING

Can I raise other business at the 2023 annual meeting of shareholders?

Yes. If you would like to raise any business (other than director nominations) that is not the subject of a proposal submitted for inclusion in our proxy statement for the Annual Meeting pursuant to Rule 14a-8 under the Exchange Act, you must raise such business in accordance with the advance notice provisions set forth in our Bylaws. Any such notice must be received by our Corporate Secretary no earlier than January 16, 2023, and no later February 15, 2023 (assuming we do not hold our 2023 annual meeting more than 30 days before or 70 days after the anniversary date of our Annual Meeting), and must otherwise include all information required by our Bylaws in connection with the proposal of any such business and otherwise comply with our Bylaws.

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Corporate Governance

Board Composition and Director Independence

Our business and affairs are managed under the direction of our Board. Currently, the size of our Board is nine directors. Our directors are elected annually to serve until the next annual meeting of shareholders or until their successors are duly elected and qualified.

The number of members on our Board may be fixed by majority vote of the members of our Board. Any vacancy in our Board will be filled by an affirmative vote of at least a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Each director will hold office until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation or removal.

Our Board has previously determined that Stan Askren, Christine S. Breves, Jeanmarie Desmond, Liz Gottung, Joia M. Johnson, David Petratis, J. Paul Rollinson and James P. Zallie are independent in accordance with applicable rules and regulations of the SEC and the New York Stock Exchange (“NYSE”).

Board Leadership Structure

Our Board is currently led by our Chairman and Chief Executive Officer, Jean-Michel Ribiéras. Our Board does not mandate the separation of the offices of Chairman and Chief Executive Officer. Our Board believes it is important to retain its flexibility to allocate the responsibilities of the offices of the Chairman and Chief Executive Officer in any way that is in the best interests of Sylvamo at a given point in time. The independent directors on our Board elected David Petratis as our Lead Independent Director, who presides over meetings of the independent directors, has authority over certain governance matters and organizes the process for the independent directors’ annual performance review of the Chief Executive Officer. Our Board believes this governance structure currently promotes a balance between the Board’s independent authority to oversee our business and the Chief Executive Officer and his management team who manage the business on a day-to-day basis. Our Board expects to periodically review its leadership structure to ensure that it continues to meet our needs.

Board Committees

Our Board has an Audit Committee, a Management Development and Compensation Committee and a Nominating and Corporate Governance Committee. The composition, duties and responsibilities of these committees are as set forth in the table below. In the future, our Board may establish other committees as it deems appropriate to assist it with its responsibilities.

Board Member	Audit Committee	Management Development and Compensation Committee	Nominating and Corporate Governance Committee

Jean-Michel Ribiéras

Stan Askren	●	●

Christine S. Breves	●

Jeanmarie Desmond	● chair		●

Liz Gottung		● chair	●

Joia M. Johnson		●	●

David Petratis			● chair

J. Paul Rollinson		●

James P. Zallie	●

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Audit Committee

The Audit Committee, which consists of Jeanmarie Desmond (Chair), Stan Askren, Christine S. Breves and James P. Zallie, has the responsibility for, among other things, assisting the Board in reviewing and monitoring the quality and integrity of our financial statements, reviewing our accounting, financial and external reporting policies and practices, assessing our independent auditor’s qualifications and independence, overseeing the performance of our internal audit function and independent auditors, overseeing our compliance with legal and regulatory requirements and monitoring the risk of financial fraud involving our management and the controls in place to prevent, deter and detect fraud. The charter of our Audit Committee is available without charge on the investor relations portion of our website at https:// investors.sylvamo.com/governance/governance-documents. It is also available without charge in print to any shareholder who requests it by sending their request to our Corporate Secretary at the address in this Proxy Statement under the heading “How to Contact Us.”

Our Board has determined that each director serving on the Audit Committee meets the independence requirements of Rule 10A-3 under the Exchange Act and the applicable listing standards of NYSE. Our Board has determined that all directors on the Audit Committee are “financially literate” and that each of Ms. Desmond, Ms. Breves and Mr. Askren is an “audit committee financial expert” within the meaning of SEC regulations and applicable listing standards of NYSE.

Audit Committee Engagement and Oversight of Independent Registered Public Accounting Firm

The Audit Committee is responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit our financial statements (sometimes referred to below as the “auditor”). To that end, the Audit Committee has adopted pre-approval policies and procedures for services performed by the independent registered public accounting firm. These policies and procedures are intended to assure that the provision of services by the auditor does not impair the auditor’s independence. Pursuant to these policies and procedures, each year the Audit Committee receives a listing for services pre-approval that describes nature of work encompassed by the “audit,” “audit-related,” “tax” and “all other” auditor service categories. The term of any pre-approval is for the calendar year following the date of pre-approval, unless the Audit Committee specifically provides for a different period. The fees for all services pre-approved by the Audit Committee must be fixed or based on standard hourly rates for professional time incurred. Contingent fee arrangements are not permitted. If, subsequent to the pre-approval, specific services are considered by our management were not considered in the pre-approval categories, or the proposed cumulative fees are expected to exceed the pre-approval category range, then appropriate members of management and the auditor must request further approval of the Audit Committee, presenting information that is designed to validate that the proposed services or excess fees are consistent with the SEC’s rules on auditor independence.

The Audit Committee engaged Deloitte & Touche to perform an annual audit of Sylvamo’s financial statements for our fiscal year ended December 31, 2021. We were formed on March 11, 2021, as a subsidiary of International Paper, and we became a public company by spin-off from International Paper on October 1, 2021. Our Audit Committee as comprised of independent directors became operative in October 2021, at which time it ratified the appointment of Deloitte & Touche as our independent registered public accounting firm and ratified and approved the fees for 2021 for each category of auditor services.

Independent Auditor Fees and Services

The information below reports on the fees paid by us with respect to services provided by Deloitte & Touche in 2021. All services rendered by Deloitte & Touche are permissible under applicable laws and regulations.

2021 ($, in thousands)

Audit Fees	4,638

Audit-Related Fees	—

Tax Fees	184

All Other Fees	—

Total Fees	4,822

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Pursuant to rules adopted by the SEC, the fees paid to Deloitte & Touche for the services that it provided in 2021 are presented in the table above under the following categories:

•	Audit Fees. These are fees for audit services, services associated with SEC filings (Including review of our quarterly financial information) and statutory and subsidiary audits.

•

Audit-Related Fees. There were no fees in this category, which includes fees for accounting and tax accounting consultations, cybersecurity risk management program reporting, acquisition and divestiture services, employee benefit plans audits, consultations related to communications with the SEC and other regulators and research tools.

•	Tax Fees. These are fees for tax planning and advice, tax compliance, review and consultation on regulatory matters and advice on tax-related organizational matters.

•	All Other Fees. There were no fees in this category, which includes fees for other permissible work that does not meet the above category descriptions.

Audit Committee Report

The following is the report of the Audit Committee with respect to our audited financial statements for the fiscal year ended December 31, 2021.

The Audit Committee assists the board of directors in its oversight of Sylvamo’s financial reporting processes and the independent audit of Sylvamo’s financial statements. The Audit Committee’s responsibilities are more fully described in its charter, which is available at www.sylvamo.com under the “Investors” tab at the “Governance – Governance Documents” link. Paper copies of the Audit Committee charter may be obtained, without cost, by written request to Mr. Matthew L. Barron, Corporate Secretary, Sylvamo Corporation, 6400 Poplar Avenue, Memphis, TN 38197.

Sylvamo’s management is responsible for Sylvamo’s internal controls and financial reporting processes, and for preparing Sylvamo’s financial statements. Deloitte & Touche LLP (“Deloitte”), an independent registered public accounting firm, performed an independent audit of Sylvamo’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and expressed an opinion on the conformity of the financial statements to accounting principles generally accepted in the United States of America. For the 2021 fiscal year, Sylvamo’s management did not provide an assessment report on, and there was no audit of, Sylvamo’s internal control over financial reporting, as permitted by rules of the Securities and Exchange Commission (“SEC”) applicable to newly public companies.

Against this background, in fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management and Deloitte Sylvamo’s audited financial statements for the 2021 fiscal year. The Audit Committee has discussed with Deloitte the matters required to be discussed by PCAOB Auditing Standard No. 1301, “Communications with Audit Committees,” and the SEC. The Audit Committee has received the written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with Deloitte its independence from Sylvamo and its management. The Audit Committee has also considered whether the provision of non-audit services by Deloitte is compatible with maintaining the firm’s independence.

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CORPORATE GOVERNANCE

Based on the review and discussions referred to above, the Audit Committee recommended to Sylvamo’s Board that Sylvamo’s audited financial statements be included in Sylvamo’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

By the Audit Committee

•	Jeanmarie Desmond, Chair

•	Stan Askren

•	Christine S. Breves

•	James P. Zallie

Management Development and Compensation Committee

The Management Development and Compensation Committee, which consists of Liz Gottung (Chair), Stan Askren, Joia M. Johnson and J. Paul Rollinson, is responsible for overseeing Sylvamo’s overall compensation programs, approving the compensation of our senior vice presidents, recommending the CEO’s compensation to our independent directors for approval, performing the CEO’s performance evaluation, reviewing with management our annual Compensation Discussion and Analysis, assessing risk associated with our compensation strategy and programs, advising management on human capital management strategies (including culture, diversity and inclusion strategies, programs and initiatives), reviewing and recommending actions based on the results of shareholder advisory votes on our executive compensation, and ensuring that we have in place policies and programs for the development of senior management and succession planning. The charter of our Management Development and Compensation Committee is available without charge on the investor relations portion of our website at https://investors.sylvamo.com/governance/governance-documents. A paper copy is available without charge to any shareholder who requests it by sending the request to our Corporate Secretary at the address in this Proxy Statement under the heading “How to Contact Us.”

Each director serving on the Management Development and Compensation Committee qualifies as a “non-employee director” as defined in Exchange Act Rule 16b-3.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee, which consists of David Petratis (Chair), Jeanmarie Desmond, Liz Gottung and Joia M. Johnson, is responsible for assuring that the Company abides by sound corporate governance principles, identifying, evaluating and recommending nominees to the Board for election as our directors, assuring that shareholder communications (including shareholder proposals for inclusion in our annual proxy statement) are addressed appropriately, assuring that processes are in place for the evaluation of the Board, its committees and management, overseeing Board evaluations and providing oversight and guidance on sustainability and environmental, social and governance matters. The charter of our Nominating and Corporate Governance Committee is available without charge on the investor relations portion of our website at https://investors.sylvamo.com/governance/governance-documents. A paper copy is available without charge to any shareholder who requests it by sending the request to our Corporate Secretary at the address in this Proxy Statement under the heading “How to Contact Us.”

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more of that entity’s executive officers serving on our Board or our Management Development and Compensation Committee.

Risk Oversight

Our Board as a whole has responsibility for overseeing our risk management. The Board exercises this oversight responsibility directly and through its committees. The oversight responsibility of the Board and its committees is informed by reports from our management team and from our internal audit department that are designed to provide visibility to the Board into the identification and assessment of

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key risks and our risk mitigation strategies. The full Board has primary responsibility for evaluating strategic and operational risk management and succession planning. Our Audit Committee is responsible for overseeing our major financial and accounting risk exposures and the steps our management has taken to monitor and control these exposures, including policies and procedures for assessing and managing risk, which includes oversight of compliance related to legal and regulatory exposure, as well as cybersecurity risk, and meets regularly with our chief legal and compliance officers. Our Management Development and Compensation Committee evaluates risks arising from our compensation policies and practices. Our Nominating and Corporate Governance Committee evaluates risks involving potential conflicts of interest and related party transactions. These committees report to the full Board regarding these and other matters.

Governance and Ethics Policies

Our Board has adopted the following policies that set forth standards of good corporate governance and ethics and reflect our guiding principle to always do the right things, in the right ways, for the right reasons:

•	Corporate Governance Guidelines

•	Code of Conduct

•	Code of Financial Ethics

•	Whistleblower Policy

The Corporate Governance Guidelines set forth our policies and procedures relating to corporate governance and comply with the requirements of the NYSE. Our Corporate Governance Guidelines are available on our website at https://investors.sylvamo.com/governance/governance-documents.

The Code of Conduct is applicable to our directors, officers and employees, including our Chief Executive Officer, Chief Financial Officer and other senior officers, in accordance with applicable rules and regulations of the SEC and the NYSE. Our Code of Conduct is available on our website at https://www.sylvamo.com/us/en/people—communities/ ethics—compliance. We intend to disclose any amendments to the Code of Conduct and any waivers of its requirements on our website.

Paper copies of the Corporate Governance Guidelines and Code of Conduct are available, free of charge, to any shareholder who requests it by sending their request to our Corporate Secretary at the address in this Proxy Statement under the heading “How to Contact Us.”

The Code of Financial Ethics is applicable to our directors, officers and employees and addresses matters intended to deter wrongdoing and promote a culture of ethical and honest behavior.

The Whistleblower Policy sets forth our policies and procedures by which any person may report perceived financial or other misconduct concerning Sylvamo, on an anonymous basis in the discretion of the reporting person.

The Code of Financial Ethics and Whistleblower Policy are available on our website at https://investors.sylvamo.com/governance/governance-documents.

Director Nomination Process

Our Nominating and Corporate Governance Committee considers appropriate criteria for filling vacant board of director positions, taking into consideration such factors as it deems appropriate, including the candidate’s experience and professional success, leadership and the highest level of personal and professional ethics, integrity and values. The Nominating and Corporate Governance Committee seeks qualified candidates with diverse backgrounds to promote diversity of thought and experience. The Nominating and Corporate Governance Committee makes recommendations to the full Board which in turn will make the final determination whether to nominate or appoint the new director after considering the Nominating and Corporate Governance Committee’s recommendation. The Nominating

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CORPORATE GOVERNANCE

and Corporate Governance Committee will consider director candidates proposed by shareholders on the same basis as recommendations from other sources. Any shareholder who wishes to recommend a prospective candidate for the Board for consideration by the Nominating and Corporate Governance Committee may do so by submitting the name and qualifications of the prospective candidate, among other things, in writing to our Corporate Secretary at the address in this Proxy Statement under the heading “How to Contact Us.” Any such submission should also describe the experience, qualifications, attributes and skills that make the prospective candidate a suitable nominee for the Board. Our Bylaws set forth the requirements and procedures for director nomination by a shareholder of persons for election to the Board.

Director “Overboarding” Limits

Our Corporate Governance Guidelines provide that our directors may serve on no more than three public company boards of directors, in addition to Sylvamo’s Board. They also provide that our Audit Committee members may serve on no more than three public company audit committees without first engaging in a process whereby the Board evaluates the potential impact of the proposed additional audit committee service on their ability to serve effectively on the Audit Committee.

Mandatory Director Retirement

Pursuant to our Corporate Governance Guidelines, directors must retire from our Board effective no later than December 31st of the year in which the director attains the age of 75 years.

Executive Sessions

The NYSE’s listing standards require that our non-management directors meet regularly in executive session without management present. Our Corporate Governance Guidelines require our independent, non-management directors to hold two such executive sessions per year. We were not a public company for the entire 2021 year, but subsequent to our becoming a public company on October 1, 2021 through December 31, 2021, our independent directors held one executive session without management present. Our directors also periodically hold executive sessions of all directors including our management director, and in 2021 they held one executive session for all directors. The presiding director at the executive sessions of independent directors is our Lead Independent Director. Executive sessions are of no fixed duration, and our directors are encouraged to raise and discuss any matters of interest.

Director Attendance at Board and Committee Meetings

The Board and its committees hold meetings on at least a quarterly basis. Subsequent to our becoming a public company on October 1, 2021 through December 31, 2021: the Board met once; the Audit Committee met twice; the Management Development and Compensation Committee met once; and the Nominating and Corporate Governance Committee met once. Each incumbent director attended 100% of the meetings of the Board and the committees on which he or she served.

Board Self-Assessments

Pursuant to our Corporate Governance Guidelines, the Nominating and Corporate Governance Committee annually initiates and oversees self-assessments by the Board and its committees in accordance with NYSE rules, reviews and discusses the self-assessments, and reports its findings and recommendations to the Board. We became a public company on October 1, 2021, and the first self-assessments to be conducted by our Board and its committees will be in 2022.

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Shareholder Engagement

We expect all of our directors to attend our annual meetings of shareholders and be available to answer questions from shareholders at the meetings. Between meetings, we expect Jean-Michel Ribiéras, our Chairman and Chief Executive Officer, and/or John V. Sims, our Senior Vice President and Chief Financial Officer, to engage with shareholders on a regular basis at industry and financial conferences, road shows and one-on-one meetings.

Communicating with the Board

Our Board has adopted a Board of Directors Communication Policy because the Board values the input and insights of our shareholders and other interested parties and believes that effective communication strengthens the role of the Board as an active, informed and engaged body. To facilitate communication, the policy outlines the procedures for communicating with the Board, the committees of the Board and the members of the Board or any of its committees. Our Board of Directors Communication Policy is available for review at https://investors.sylvamo.com/governance/governance-documents.

Shareholders and other interested parties may contact an individual director, the Board as a group or a specified Board committee or group, including the independent directors as a group, by email or by mail sent to our Corporate Secretary at the address in this Proxy Statement under the heading “How to Contact Us.”

Each communication should specify the applicable addressee or addressees to be contacted as well as the general topic of the communication. Sylvamo will initially receive and process the communications before forwarding them to the addressee. Sylvamo will not forward to the directors a communication that it determines to be primarily commercial in nature or related to an improper or irrelevant topic, or that requests general information about Sylvamo.

Certain Securities Transactions

Short Sales and Options

Our Board has adopted a policy that prohibits our directors and executive officers from short sales of and options trading in our securities (including puts and calls). Short sales and such other transactions may evidence an expectation on the part of the seller that our securities will decline in value and signal to the market an absence of confidence in our short-term prospects, as well as potentially reduce the seller’s incentive to improve our performance.

Pledges and Hedges

In addition, the policy prohibits any of our directors and executive officers from pledging our securities or engaging in hedging transactions in our securities. Certain forms of hedging or monetization transactions (such as zero-cost collars and forward sale contracts) allow a person to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential appreciation in the stock. These transactions allow the person to continue to own the stock, but without the full risks and rewards of ownership. When that occurs, the person may no longer have the same objectives as our other shareholders. See page 37 for additional information.

Procedures for Treatment of Complaints Regarding Accounting, Internal Accounting Controls and Auditing Matters

In accordance with the Sarbanes-Oxley Act, our Board has adopted procedures for the receipt, retention and treatment of complaints regarding accounting controls or auditing matters and to allow for the confidential, anonymous submission by employees and others of concerns regarding questionable accounting or auditing matters.

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Executive Officers and Directors

Below is a list of the names, ages as of April 6, 2022, positions and brief accounts of the business experience of the individuals who serve as our executive officers and directors.

Name	Age	Position

Jean-Michel Ribiéras	59	Chairman and Chief Executive Officer

John V. Sims	59	Senior Vice President and Chief Financial Officer

Matthew L. Barron	50	Senior Vice President, General Counsel and Corporate Secretary

Thomas A. Cleves	59	Senior Vice President, Corporate Affairs

Rodrigo Davoli	43	Senior Vice President and General Manager, Latin America

Greg C. Gibson	61	Senior Vice President and General Manager, North America

Peggy Maes	57	Senior Vice President and Chief People Officer

Oliver Taudien	50	Senior Vice President and General Manager, Europe

Patrick Wilczynski	53	Senior Vice President, Operational Excellence

Stan Askren	61	Director

Christine S. Breves	66	Director

Jeanmarie Desmond	55	Director

Liz Gottung	65	Director

Joia M. Johnson	62	Director

David Petratis	64	Director

J. Paul Rollinson	60	Director

James P. Zallie	60	Director

18      Sylvamo

EXECUTIVE OFFICERS AND DIRECTORS

Executive Officers

Jean-Michel Ribiéras

Chairman and Chief Executive Officer; Director

Jean-Michel Ribiéras has been our Chairman and Chief Executive Officer since October 2021 and a director since Sylvamo’s formation in March 2021. Mr. Ribiéras was our President from March 2021 until October 2021. Previously, Mr. Ribiéras held various positions with International Paper, where he accumulated over 26 years of experience. He served as Senior Vice President — Industrial Packaging of the Americas of International Paper from June 2018 until March 2021. He previously served as Senior Vice President — Global Cellulose Fibers of International Paper from July 2016 through June 2018 and led the integration of Weyerhaeuser’s cellulose fibers business with International Paper’s pulp business. Prior to that role, he served International Paper as Senior Vice President and President, Europe, Middle East, Africa and Russia from 2013 until June 2016, and as Vice President and President, Latin America from 2009 until 2013. He previously held a variety of roles of increasing responsibility at International Paper in Europe and in the United States, including Vice President of European Papers from 2002 to 2004 and Vice President of International Paper’s Pulp and Converting Papers businesses from 2005 to 2009. Mr. Ribiéras has a bachelor’s degree in Management from École Supérieure des Dirigeants d’Entreprise (France) and a Master of Marketing from University of Hartford, and has completed INSEAD’s advanced management program (France).

Qualifications

We believe Mr. Ribiéras brings to our Board extensive experience and leadership skills, developed from his nearly three decades of experience with International Paper, including with businesses that now comprise Sylvamo, and his experience running the European, Latin American and North American segments of Sylvamo, which makes him a valuable member of our Board.

John V. Sims

Senior Vice President and Chief Financial Officer

John V. Sims has been our Senior Vice President and Chief Financial Officer since October 2021. Mr. Sims served as Senior Vice President, Corporate Development of International Paper from December 2019 until October 2021. Mr. Sims served as Senior Vice President and President, Europe, the Middle East, Africa and Russia of International Paper from 2016 until December 2019. He became Vice President and General Manager, European Papers of International Paper in March 2016, and prior to that served as the Vice President and General Manager for International Paper’s North American Papers business from 2014. Mr. Sims first became an officer of International Paper in 2008 when he was appointed Vice President, Strategic Planning. He then served as Vice President, Finance and Strategy for International Paper’s North American Industrial Packaging business before assuming general management responsibility for International Paper’s U.S. Imaging Papers business, and then for its North American Papers division. Mr. Sims holds a degree in Mechanical Engineering from the U.S. Naval Academy and a Master of Business Administration from the University of Michigan.

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Matthew L. Barron

Senior Vice President, General Counsel and Corporate Secretary

Matthew L. Barron has been our Senior Vice President, General Counsel and Corporate Secretary since October 2021. From 2018 until October 2021, Mr. Barron served as International Paper’s Associate General Counsel with responsibility for corporate law, environmental, health and safety, information technology and intellectual property. In 2014, Mr. Barron was appointed Associate General Counsel supporting International Paper’s Papers, Pulp and Consumer Packaging businesses, and after the acquisition of Weyerhaeuser’s Cellulose Fibers business in 2016, he was dedicated to International Paper’s Global Cellulose Fibers business. In 2011, he was named Finance Director, Consumer Packaging of International Paper, and later served as General Counsel for xpedx, International Paper’s former distribution business, where he assisted with the spin-off of that division. Mr. Barron spent his first five years at International Paper as an attorney in the company’s corporate law department, responsible for mergers, acquisitions and securities law. Mr. Barron joined International Paper in 2006, after working for the law firm of Sullivan & Worcester LLP in Boston, Massachusetts. Mr. Barron has served on the board of directors of the Mid-South Food Bank since 2016 and previously served on the board of directors of ASG Worldwide (AGI-Shorewood), a business of Atlas Holdings LLC. He has a bachelor’s degree in Accounting from Fairfield University and a J.D. from the University of Connecticut.

Thomas A. Cleves

Senior Vice President, Corporate Affairs

Thomas A. Cleves has been our Senior Vice President, Corporate Affairs since October 2021. Mr. Cleves served as International Paper’s Vice President, Global Citizenship, with responsibility for sustainability, community engagement, communications and corporate marketing, from 2015 until October 2021. In 2007, Mr. Cleves was named International Paper’s Vice President, Investor Relations, and served as its Vice President and General Manager, Containerboard and Recycling from 2011 to 2015. During his career, Mr. Cleves has worked in sales, marketing, strategic planning, general management and leadership roles in International Paper’s fine papers, printing papers and Industrial Packaging businesses. Mr. Cleves entered the paper and packaging industry in 1983 and joined International Paper in 1987 with the acquisition of Hammermill Paper Company. He serves on the board of trustees for the Memphis Shelby Crime Commission. Mr. Cleves has a bachelor’s degree in Business Management from Northern Kentucky University and a Master of Business Administration from Northwestern University.

EXECUTIVE OFFICERS AND DIRECTORS

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EXECUTIVE OFFICERS AND DIRECTORS

Rodrigo Davoli

Senior Vice President and General Manager, Latin America

Rodrigo Davoli has been our Senior Vice President and General Manager, Latin America since October 2021. He served as International Paper’s Vice President, Latin America printing papers business and President of International Paper Brazil from 2017 until October 2021. From 2011 to 2017, Mr. Davoli served as Marketing Manager, European Papers of International Paper. Mr. Davoli served as General Sales Manager of IPEX, International Paper’s export company, and as Commercial Director for its Latin America printing papers business from 2016 to 2017. He has also held a variety of leadership positions at International Paper in finance, strategic planning, marketing and sales. Mr. Davoli entered the paper and packaging industry in 1993 and joined International Paper with the merger of Champion International in 2000. Mr. Davoli serves on the Brazilian Pulp and Paper Association Board. He has bachelor’s degree in Law from Unipinhal University (Brazil) and an International Executive Master of Business Administration from São Paulo University (Brazil).

Greg C. Gibson

Senior Vice President and General Manager, North America

Greg C. Gibson has been our Senior Vice President and General Manager, North America since October 2021. Mr. Gibson served as International Paper’s Vice President and General Manager, North American Papers from 2016 to October 2021. He previously served as Vice President and General Manager for multiple International Paper commercial divisions, including Commercial Printing and Imaging papers, European Papers, European Packaging, Coated Paperboard and North American Papers. Mr. Gibson joined International Paper in 2000 as part of International Paper’s merger with Champion International. During his career, Mr. Gibson has held a variety of sales, marketing and general management roles. Mr. Gibson entered the paper and packaging industry in 1982. Mr. Gibson has served on the boards of directors of the American Forest & Paper Association, Confederation of European Paper Industries, United Way of the Mid South and the Juvenile Diabetes Research Foundation. He also serves on the City of Hope Medical Center National Business Products Council. Mr. Gibson has a bachelor’s degree in Economics from DePauw University.

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EXECUTIVE OFFICERS AND DIRECTORS

Peggy Maes

Senior Vice President and Chief People Officer

Peggy Maes has been our Senior Vice President and Chief People Officer since October 2021. Ms. Maes served as International Paper’s Human Resources Director, Europe, Middle East and Africa from 2014 to October 2021. Ms. Maes has 37 years of human resources experience, including helping multi-national corporations with start-ups, turnarounds, acquisitions and spin-offs. She spent 15 years working in high-tech industries and then as a consultant for start-up companies. She also worked in global human resources and talent management roles for Ingersoll Rand and Stanley Black & Decker. Ms. Maes has a bachelor’s degree in Economics from Instituut FUNCK (Belgium) and a Master of General Management from Solvay Brussels School (Belgium).

Oliver Taudien

Senior Vice President and General Manager, Europe

Oliver Taudien has been our Senior Vice President and General Manager, Europe since October 2021. Previously at International Paper, Mr. Taudien served as Chief Financial Officer and Strategy Director for Europe, Middle East and Africa from 2016 to October 2021. During his career, he has held leadership roles across multiple geographic regions in finance and strategy, information technology and general management. He served in roles such as Business Analysis Director at International Paper’s global headquarters, International Paper’s European Papers Finance Director, its Finance Director for Europe, Middle East and Africa Packaging, its Information Technology director and its General Manager for the Corrugated Packaging business in Italy. Mr. Taudien joined International Paper in 1998. Mr. Taudien has a Master of Business from the University of Cologne (Germany).

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EXECUTIVE OFFICERS AND DIRECTORS

Patrick Wilczynski

Senior Vice President, Operational Excellence

Patrick Wilczynski has been our Senior Vice President, Operational Excellence since October 2021. From 2019 until October 2021, he served as International Paper’s Vice President, Capital Effectiveness. From 2018 to 2019, he was International Paper’s Vice President, Global Technology and Strategic Initiatives. From 2016 to 2018, he was International Paper’s Vice President and General Manager, Coated Paperboard and Foodservice. He served as International Paper’s Vice President, Global Manufacturing Safety in 2015, where he helped establish its safety leading indicators program. In 2012, Mr. Wilczynski was named International Paper’s Vice President, Manufacturing for Europe, Middle East and Africa. Mr. Wilczynski has held a variety of leadership roles in operations, technical services, manufacturing, environmental, health and safety and finance. Mr. Wilczynski joined International Paper in 1992. He began his career working in engineering and operating roles within International Paper’s printing papers mill system. Mr. Wilczynski has a bachelor’s degree in Mechanical Engineering Technology from Pennsylvania State University.

Directors

Stan Askren

Director

Stan Askren has served as a member of our Board since October 2021. Since 2018, Mr. Askren has served as Chief Executive Officer and Founder of Quiet Trail Advisors, a private, senior-level strategy and lean business advisory practice. He also currently serves as an advisor and lean business consultant for Lean Focus, LLC, a position he has held since 2019. Prior to his current roles, Mr. Askren held various positions of increasing responsibility over 27 years at HNI Corporation (“HNI”) until his retirement in 2018. Mr. Askren served as the Chairman, President and Chief Executive Officer of HNI from 2004 to 2018, and President of Allsteel, a division of HNI, from 1999-2003. Mr. Askren has served on the board of directors of Armstrong World Industries, Inc. since 2008 and on the board of directors of Allison Transmission Holdings since 2016. He previously served on the board of directors of HNI from 2003 to 2018. Mr. Askren has a bachelor’s degree from the University of Northern Iowa and a Master of Business Administration from Washington University.

Qualifications

We believe Mr. Askren brings expertise in lean operations and business practice and experience gained from his position as Chairman, President and Chief Executive Officer of HNI as well as broad-based experience in human resources, operations, marketing and multi-channel sales, which makes him a valuable member of our Board.

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EXECUTIVE OFFICERS AND DIRECTORS

Christine S. Breves

Director

Christine S. Breves has served as a member of our Board since October 2021. Since 2019, Ms. Breves has served as Senior Vice President and Chief Financial Officer of United States Steel Corporation, a producer of flat-rolled and tubular steel products with operations in the United States and Central Europe (“U.S. Steel”). As Chief Financial Officer, she leads all aspects of the company’s financial responsibilities including internal and external reporting, credit, tax, treasury services, investor relations, pension responsibilities, internal controls and internal audit administrative oversight. She also continues to lead the company’s global procurement function, S&OP, and information technology. Ms. Breves has announced that she plans to leave U.S. Steel in 2022. Prior to her current role at U.S. Steel, Ms. Breves was Senior Vice President, Manufacturing Support and Chief Supply Chain Officer from 2017 to 2019, Vice President and Chief Supply Chain Officer, Sales and Operations Planning, from 2015 to 2017, and Vice President and Chief Procurement Officer, Logistics and Transtar, from 2013 to 2015. Prior to joining U.S. Steel, Ms. Breves held leadership positions of increasing responsibility at Alcoa, culminating in her serving as Chief Procurement Officer. Ms. Breves holds a bachelor’s degree in business administration from College of Charleston and a Master of Business Administration from The Citadel.

Qualifications

We believe Ms. Breves brings executive experience in financial system management, risk management, procurement and global sourcing strategies, manufacturing operations, strategy, and business transformation, which makes her a valuable member of our Board.

Jeanmarie Desmond

Director

Jeanmarie Desmond has served as a member of our Board since September 2021. From 2019 to 2020, Ms. Desmond was the Executive Vice President and Chief Financial Officer of DuPont de Nemours, Inc., a global multi-industry specialty solutions company formerly known as DowDuPont, Inc. (collectively “DuPont”). Ms. Desmond previously served as Vice President and Co-Controller for DuPont from 2017 to 2019 and as Vice President, Controller of EI DuPont De Nemours & Company, the predecessor to DuPont prior to its merger with the Dow Chemical Company in 2017, from 2015 to 2017. Since 2021, Ms. Desmond has served on the board of directors of IPG Photonics Corporation and since 2020, she has served on the board of directors of Trinseo S.A. Ms. Desmond has a bachelor’s degree in Accounting from Mt. St. Mary’s University and is a certified public accountant (inactive).

Qualifications

We believe Ms. Desmond has substantial finance and accounting experience, including finance leadership and operations financial planning and analysis, tax, internal audit, accounting controls, risk management, mergers and acquisitions, investor relations and extensive experience in the manufacturing and chemicals industry, which makes her a valuable member of our Board.

24      Sylvamo

EXECUTIVE OFFICERS AND DIRECTORS

Liz Gottung

Director

Liz Gottung has served as a member of our Board since October 2021. Since 2017, Ms. Gottung has served as Principal and Consultant for Liz Gottung, LLC. Prior to her current role, over the past 25 years Ms. Gottung held a variety of human resources, manufacturing and operational roles of increasing responsibility with Kimberly- Clark Corporation (“Kimberly-Clark”). Mostly recently, she served as Chief Human Resources Officer from 2002 to 2017 and as Senior Vice President and Senior Advisor in 2017. Since 2006, Ms. Gottung has served on the board of directors of Louisiana-Pacific Corporation and currently serves as Chair of Louisiana-Pacific Corporation’s Governance and Corporate Responsibility Committee and Vice-Chair of its Compensation Committee. Ms. Gottung has a bachelor’s degree in business administration from the State University of New York at Albany.

Qualifications

We believe Ms. Gottung brings experience in labor relations and human resources in a large publicly held corporation, with extensive experience in leading, designing and implementing human capital strategies including compensation and benefits, both domestically and globally, talent management, diversity and inclusion, organizational strategy and deployment, which makes her a valuable member of our Board.

Joia M. Johnson

Director

Joia M. Johnson has served as a member of our Board since October 2021. She retired in 2021 as Chief Administrative Officer, General Counsel and Corporate Secretary of Hanesbrands Inc., a leading global manufacturer and retailer of apparel (“Hanes”). Ms. Johnson served as Hanes’ Chief Administrative Officer from 2016 to 2021 and as its Chief Legal Officer, General Counsel and Corporate Secretary from 2007 to 2021. She currently serves on the board of directors of Global Payments Inc., a leading Fortune 500 payments technology company. At Global Payments, Johnson is a member of the Compensation Committee and the Technology Committee. She also serves on the boards of directors of Regions Financial Corp. and its subsidiary, Regions Bank, and is a member of the Nominating and Corporate Governance Committee and the Risk Committee of both boards. From February 2011 to May 2019, Ms. Johnson was a member of the board of directors of Crawford & Company, specializing in insurance claims administration. For four of the years Ms. Johnson served on the board of directors of Crawford & Company, she served as Chair of its Compensation Committee, and throughout her time on the board of directors of Crawford & Company she served as a member of its Audit Committee.

Ms. Johnson earned her law degree from the University of Pennsylvania, her master of business administration degree from The Wharton School of Business at the University of Pennsylvania, and her bachelor’s degree from Duke University.

Qualifications

We believe Ms. Johnson brings global leadership experience over several corporate functions for publicly traded companies, including legal, human resources, corporate social responsibility, government and trade relations, real estate, corporate security and her domestic and global mergers and acquisitions experience, which makes her a valuable member of our Board.

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EXECUTIVE OFFICERS AND DIRECTORS

David Petratis

Director

David Petratis has served as a member of our Board since October 2021. Since 2013, Mr. Petratis has served as Chairman, President and Chief Executive Officer of Allegion plc (“Allegion”), a global provider of mechanical and electronic security products and access solutions, and he led the spin-off of Allegion from Ingersoll Rand in 2013. Mr. Petratis previously served as Chairman, President and Chief Executive Officer of Quanex Building Products Corporation from 2008 to 2013, and held prior senior leadership roles at Schneider Electric, MGE UPS Systems Americas and Square D Company. He has extensive board experience; since 2013 he has been on the board of Allegion plc, where he serves as chairman, he served eight years on the Gardner Denver Inc. corporate board, and he is on the University of Northern Iowa Business Executive Advisory Board. Mr. Petratis has a bachelor’s degree in industrial management from the University of Northern Iowa and a Master of Business Administration from Pepperdine University.

Qualifications

We believe Mr. Petratis has extensive experience with operations and lean manufacturing, distribution and channel marketing and management, mergers and acquisitions and strategy development, and he has won acclaim for manufacturing excellence and industry-leading safety performance, which makes him a valuable member of our Board.

J. Paul Rollinson

Director

J. Paul Rollinson has served as a member of our Board since October 2021. Since 2012, Mr. Rollinson has served as President and Chief Executive Officer of Kinross Gold Corporation, a gold mining company with a global portfolio of mines and projects (“Kinross”). Mr. Rollinson previously served as Executive Vice President, New Investments for Kinross from 2008 to 2012. Mr. Rollinson has served on the board of Kinross since 2012. Mr. Rollinson has a bachelor’s degree in geology from Laurentian University, Canada and a Master of Engineering in mining from McGill University, Canada.

Qualifications

We believe Mr. Rollinson brings leadership experience, including his current service as President and Chief Executive Officer of Kinross, his extensive experience in the forestry, mining, power and utilities, and industrial sectors and his experience in the Brazilian and Russian markets, which makes him a valuable member of our Board.

26      Sylvamo

EXECUTIVE OFFICERS AND DIRECTORS

James P. Zallie

Director

James P. Zallie has served as a member of our Board since October 2021. Since 2018, Mr. Zallie has served as the President and Chief Executive Officer of Ingredion Incorporated, a global ingredients solutions company (“Ingredion”). Prior to his current role, Mr. Zallie served Ingredion in various roles of increasing responsibility including as Executive Vice President, Global Specialties and President, Americas from 2016 to 2018, Executive Vice President, Global Specialties and President, North America and EMEA from 2014 to 2015, Executive Vice President, Global Specialties and President, EMEA and Asia Pacific from 2010 to 2013. Mr. Zallie previously served as President and Chief Executive Officer of National Starch LLC (“National Starch”) from 2006 to 2010. National Starch was acquired by Ingredion in October 2010. Mr. Zallie has served on the board of directors of Ingredion since 2017. He previously served on the board of directors of Innophos Holdings, Inc. from 2014 to 2018. Mr. Zallie has a bachelor’s degree in food science from Pennsylvania State University, a master’s degree in food science from Rutgers University and a Master of Business Administration from Rutgers University.

Qualifications

We believe Mr. Zallie brings leadership, operating and manufacturing and general management experience, including his current service as President and Chief Executive Officer of Ingredion, which makes him a valuable member of our Board.

Family Relationships

There are no family relationships among our directors and executive officers.

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Executive Compensation

Compensation Discussion & Analysis

Introduction

Prior to October 1, 2021, we were a business wholly owned by International Paper. On October 1, 2021, we completed a spin-off from IP by a pro rata distribution to IP’s shareholders of approximately 80.1% of our common stock (“Spin-off”). Each holder of IP common stock received one share of our common stock for every 11 shares of IP common stock held at the close of business on September 15, 2021, the record date of the distribution. In connection with the Spin-off, we formed our own Management Development and Compensation Committee (“MDCC”) that is responsible for our executive compensation philosophy and programs prospectively, which may be different from the compensation programs that were in place for 2021. The MDCC has the flexibility to establish appropriate compensation policies to attract and retain executives who are best positioned to execute on our business strategy. As we move forward into 2022, we have refined, and expect to continue to refine, our compensation philosophy to both better align with our overarching business rationale as a newly independent public company and to be more reflective of our industry, business strategies and objectives.

Each of our NEOs was employed by IP through September 30, 2021. Mr. Ribiéras, previously Senior Vice President, Global Papers at IP, was promoted to serve as our Chairman and Chief Executive Officer. Mr. Sims, previously Senior Vice President, Finance Global Papers at IP, was promoted to serve as our Senior Vice President & Chief Financial Officer. Mr. Gibson, previously served as Vice President & General Manager, North American Papers at IP, was promoted to serve as our Senior Vice President & General Manager, North America. Mr. Cleves, previously Vice President, Global Citizenship at IP, was promoted to serve as our Senior Vice President, Corporate Affairs. And, Mr. Wilczynski, previously Vice President, Capital Effectiveness at IP, was promoted to serve as our Senior Vice President, Operational Excellence.

This Compensation Discussion and Analysis (“CD&A”) describes the compensation programs that apply to all of our NEOs, who along with our CEO and Senior Vice Presidents, we refer to as our Senior Lead Team (“SLT”). Our compensation strategy was initially determined by the Management Development and Compensation Committee of the Board of Directors of IP (the “IP Compensation Committee”), which approved and oversaw the administration of IP’s executive compensation program. Following the Spin-off, Sylvamo’s MDCC determined the Company’s executive compensation for the months of October, November and December 2021, and will continue to determine executive compensation for 2022 and beyond.

The historical compensation provided by IP to our NEOs is not indicative of the compensation of those executives following the Spin-off. Accordingly, we have not included information regarding compensation and other benefits paid to those executives by IP prior to the Spin-off. For our NEOs, the tabular executive compensation disclosures that follow cover the period October 1, 2021 through December 31, 2021. However, where appropriate, this CD&A describes the programs approved and overseen by the IP Compensation Committee prior to the Spin-off.

For purposes of this CD&A and the tabular executive compensation disclosures that follow, the individuals listed below are referred to collectively as our NEOs:

•	Jean-Michel Ribiéras, Chairman & Chief Executive Officer

•	John V. Sims, Senior Vice President & Chief Financial Officer

•	Greg C. Gibson, Senior Vice President & General Manager, North America

•	Thomas A. Cleves, Senior Vice President, Corporate Affairs

•	Patrick Wilczynski, Senior Vice President, Operational Excellence

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EXECUTIVE COMPENSATION

2021 EXECUTIVE COMPENSATION PROGRAM SUMMARY

Our compensation philosophy and 2021 programs are described below.

Element	Overview

Global Compensation Philosophy

•  Be market competitive and flexible to react to changing business and industry dynamics

•  Drive engagement through rewards programs that differentiate individual contributions and motivate employees to strive for superior performance

•  Reward achievement of specific goals that drive sustainable long-term profitability and shareholder value creation

•  Promote accountability by placing a significant emphasis on at-risk variable incentive compensation

Compensation Comparator Group (“CCG”)

•  Utilized to benchmark compensation for Sylvamo executives and to assess design and practices for other program elements

•  Consists of 16 Companies with median revenue of $3.3 billion (Sylvamo is ranked at the 50th percentile in revenue)

Total Target Direct Compensation (“TDC”)	Base salary and target values for short-term and long-term incentive plans were approved for Sylvamo executives effective October 1, 2021.

Fourth Quarter 2021 Annual Incentive Plan (“Q4 2021 AIP”)	Plan provides for cash payout based on actual Company performance against pre-established objectives for the period October 1 – December 31, 2021.

Bridge Long-Term Incentive Plan	Plan provides for a grant of restricted stock units equal to the value of the equity awards under IP’s long-term incentive plan, which was called the Performance Share Plan (“PSP”), forfeited in connection with the Spin-off.

Other Plans

•  Incentive Compensation Plan (“ICP”) document, which will govern Sylvamo’s short- and long-term incentive compensation plans and includes the authorization of 4.4 million shares available for equity awards under the plan

•  Executive Severance Plan

•  Stock ownership guidelines for the CEO and SVPs

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EXECUTIVE COMPENSATION

Compensation Governance Practices

•  Best Practice Change-in-Control Benefits. Double-trigger change-in-control severance benefits are two and one-half times sum of base salary plus target cash bonus for the CEO and one and one-half times sum of base salary plus target cash bonus for SVPs. (See page 37 for more details.)

•  Double Trigger Change in Control Equity Vesting. Equity incentive awards will not automatically vest in the event of a change in control (“CIC”) unless there is a qualifying termination of employment.

•  Robust Equity Ownership and Retention Requirements. The SLT is required to own Sylvamo shares equal to a multiple of base salary and to retain 50 percent of equity payouts until the ownership requirement is met. (See page 38 for more details.)

•  Clawback of Incentive Compensation. Cash and equity incentive compensation awards are subject to clawback in the event of financial restatement and in the case of AIP for certain misconduct. In 2022, clawback for certain misconduct for our SLT has been incorporated into equity awards under the Long-Term Incentive Plan (“LTIP”).

• Limit on Severance for Executive Officers. In a non-CIC event, severance is capped at two times the sum of base salary plus target bonus for the CEO and one times base salary for SVPs.

•  Non-Competition and Non-Solicitation Agreements. We require our NEOs to enter into non-competition agreements and non-solicitation agreements, the violation of which may result in forfeiture and clawback of incentive compensation awards as well as ineligibility for the Executive Severance Plan benefits.

• Multiple Performance Metrics. Short-term incentive compensation and long-term incentive compensation for 2022 are each based on multiple performance-based measures to encourage balanced initiatives.

• Peer Groups. We use relevant compensation benchmarking and relative TSR peer groups to inform compensation decisions for executives.

EXECUTIVE COMPENSATION PROGRAM DESIGN

Compensation Decision-Making Process

Role of the Management Development and Compensation Committee

The MDCC is responsible for the Company’s executive compensation program design and decision-making process for SLT compensation. The MDCC approves:

•	Our compensation benchmarking process, as well as the companies used for comparison (our CCG) to ensure reasonableness and stability;

•	Overall effectiveness of our executive compensation program to ensure the design achieves our objectives;

•	Performance metrics, goals, and their respective weightings, as well as the companies against which we compare our relative performance;

•	Other SLT compensation, based on local market practice and recommendations from the CEO; and

•	An annual evaluation of risk as it pertains to our Company-wide compensation plans and programs.

In addition, in a process established by the Lead Independent Director, the MDCC during Executive Session:

•	Approves the CEO’s annual objectives and conducts semi-annual reviews of his performance achievement; and

•	Recommends the CEO’s compensation elements, such as base salary, target incentive opportunities (AIP and LTIP) and annual incentive award payment to the Board.

All elements of CEO pay are approved by the independent directors of the Board.

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EXECUTIVE COMPENSATION

Role of the Independent Board Members

The independent members of the Board are responsible for approving the CEO’s compensation components.

Role of Management in Compensation Decisions

The CEO makes recommendations concerning the strategic direction of our executive compensation program to the MDCC. Our Senior Vice President & Chief People Officer is responsible for making recommendations to the MDCC concerning program design and administration, and our General Counsel provides legal advice to the MDCC concerning disclosure obligations, governance and its oversight responsibilities.

Beginning in 2022, the CEO will review the performance of SLT members against their annual, individual pre-established performance objectives and discuss his assessment with the MDCC. In consultation with our Senior Vice President & Chief People Officer, the CEO will make individual recommendations on base salary, target incentive plan opportunities, and other compensation elements as applicable. The MDCC reviews these recommendations, and then, considering input from its compensation consultant, discusses, modifies and approves each SVPs compensation. The CEO does not participate in any MDCC or Board deliberations that involve his own compensation matters.

Role of Compensation Consultants

The MDCC engaged FW Cook in October 2021 to serve as its independent, external compensation consultant. The MDCC relies on FW Cook to advise on its decision-making process and has sole authority for retaining and terminating the relationship, as well as approving the terms of engagement, including fees. FW Cook works exclusively for the MDCC and provides no services to the Company, other than services provided in the firm’s capacity as the MDCC’s consultant. Accordingly, the MDCC has determined the firm to be independent from the Company. FW Cook has attested in writing as to its independence from the Company.

Company management utilizes Willis Towers Watson as its primary compensation consultant to advise on program design, provide and analyze benchmarking data, apprise management of evolving practices and trends, and perform other consulting services as needed.

Peer Group Benchmarking

Each component of Total Direct Compensation (TDC) is targeted at the median (50th percentile) of the applicable market data. Individual SLT members’ position varies from market median based on factors such as:

Position scope and responsibilities, as well as experience within the role

Individual performance

Internal equity

We use two sources of market reference points to assess the competiveness of Sylvamo pay:

1

Published survey data from the general industry survey as administered by Willis Towers Watson based on Sylvamo’s revenue size, adjusted to reflect revenue responsibility for each business role, as applicable

2

CCG proxy data, representing the 16 companies selected by considering the following key peer group characteristics:

•    Peer Group Company Size

•    Comparable Business Content/Model

•    Statistical Reliability

•    Executive Talent Sources

•    Competition for Investor Capital

•    Overall Reasonableness

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EXECUTIVE COMPENSATION

These characteristics are prioritized to reflect industry fit, size, comparison companies used by underwriters and companies identified as peers for paper-based companies. The following 16 companies with a median revenue of $3.3 billion were selected to benchmark pay components for Sylvamo executives:

Peer Company

AptarGroup, Inc.

Clearwater Paper Corporation

Domtar Corporation

Glatfelter Corporation

Graphic Packaging Holding Co.

Greif, Inc.

Louisiana-Pacific Corporation

Neenah, Inc.

O-I Glass, Inc. (Owen Illinois)

Packaging Corporation of America

Resolute Forest Products Inc.

Schweitzer-Mauduit International, Inc.

Sealed Air Corporation

Silgan Holdings Inc.

Sonoco Products Company

Verso Corporation

These 16 peer companies are used as follows:

•	As a reference point in establishing base salary ranges, short- and long-term incentive targets, and assessing competitiveness of total direct compensation awarded to the CEO and CFO;

•	To benchmark equity vehicle and incentive plan metrics; and

•	To benchmark stock ownership guidelines and other executive compensation practices and policies.

Sylvamo vs CCG Revenue[1] [1]Based on the most recently reported four quarters as of January 31, 2021; used in early 2021 to benchmark for October 1, 2021.

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EXECUTIVE COMPENSATION

ELEMENTS OF OUR EXECUTIVE COMPENSATION PROGRAM

Target Direct Compensation (TDC)

Consistent with our compensation philosophy, the executive compensation program includes a mix of cash and equity-based compensation. We believe executive compensation should primarily be variable and at-risk, emphasizing incentive compensation over fixed elements, such as base salary. Below are the elements of TDC that were approved and became effective upon the Spin-off on October 1, 2021:

	Annual Base Salary	Annual Incentive Plan Annual Target (Q4 2021 is prorated)	Long-Term Incentive Plan Target	Target Direct Compensation (TDC)

Jean-Michel Ribiéras	$1,000,000	$1,000,000	$3,300,000	$5,300,000

John V. Sims	$575,000	$440,000	$1,050,000	$2,065,000

Greg C. Gibson	$480,000	$280,000	$560,000	$1,320,000

Thomas A. Cleves	$437,295	$196,700	$432,900	$1,066,895

Patrick Wilczynski	$420,000	$235,000	$425,000	$1,080,000

Base Salary

Base salary is a fixed portion of compensation based primarily on the responsibilities of the position, experience level and individual performance. Refer to page 31 for additional information regarding our benchmarking process used to inform our decision-making about base salary amounts.

Short-Term Incentive

The Annual Incentive Plan (AIP) is our annual, cash-based short-term incentive compensation plan.

Fourth Quarter 2021 AIP

Performance metrics and ranges for the Q4 2021 AIP were approved by the MDCC in December 2021 and were determined based on the metrics for the performance of the Papers business for the fourth quarter under IP’s 2021 annual incentive plan. In February 2022, the MDCC approved a Q4 2021 AIP payout to reward employees for strong Company performance during the period October 1, 2021 through December 31, 2021. All awards under the Q4 2021 AIP were determined based solely on actual Company performance with no individual performance modifier.

The chart below describes the performance metrics, performance range, the metric targets and how the Q4 2021 AIP awards were earned:

			($ millions)
Q4 2021 AIP Performance Metrics	Metric Weight	Performance Range (Threshold at 50% Payout-Maximum at 200% Payout)	Target Performance (100% Payout)	Actual Performance	% of Target Award Earned	Weighted % of Target Earned

Adjusted EBITDA[1]	70%	80% - 110%	$118.84	$157.248	200.0%	140.0%

Revenue[2]	15%	90% - 110%	$877.3	$975.11	200.0%	30.0%

Cash Conversion[3]	15%	80% - 110%	100%	73%	0.0%	0.0%

Total	100%					170.0%

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EXECUTIVE COMPENSATION

The footnotes below explain the details of our performance metric calculations for purposes of the Q4 2021 AIP:

(1) Adjusted EBITDA, a non-GAAP financial measure, is defined as Earnings from Continuing Operations Before Income Taxes and Equity Earnings and before the impact of special items and non-operating pension expense plus Net Interest Expense and Depreciation, Amortization and Cost of Timber Harvested. Adjusted EBITDA may be adjusted, in the Committee’s discretion, for any impact of acquisitions, divestitures, and/or the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results. Below is a reconciliation of Adjusted EBITDA to the most comparable GAAP measure, Earnings (Loss) from Continuing Operations Before Income Taxes and Equity Earnings:

Earnings (Loss) from Continuing Operations Before Income Taxes and Equity Earnings	$100

Interest Expense, Net	17

Non-operating pension expense	(1)

Special items, Net	6

EBIT before Special Items	122

Depreciation, amortization and cost of timber harvested	35

Adjusted EBITDA	$157

(2) Revenue means “Net Sales” as reported on the Consolidated Statement of Operations in the Company’s financial statements included in its periodic filings with the SEC. Revenue may be adjusted, in the Committee’s discretion, for any impact of acquisitions, divestitures, and/or the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results.

(3) Cash Conversion, a non-GAAP financial measure, means Adjusted EBITDA (as defined above) less Capital Spending plus/minus changes in Operating Working Capital, divided by Adjusted EBITDA. “Capital Spending” means “Invested in Capital Projects” as reported on the Consolidated Statement of Cash Flows in the Company’s financial statements included in its periodic filings with the SEC. Capital spending also includes all costs associated with the preparation and planting on Company-owned forestland, as well as the cost of any premerchantable timber on acquisitions of forestland. Capital Spending may be adjusted, in the Committee’s discretion, for any impact of acquisitions, divestitures, and/or the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results. “Operating Working Capital” means Trade Receivables plus Total Inventory less absolute Trade Accounts Payable as reporting internally. Operating Working Capital may be adjusted, at the Committee’s discretion, for any impact of acquisitions, divestitures, and/or the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results. Below is a reconciliation of the change in Operating Working Capital for Cash Conversion to the change in Operating Assets and Liabilities, the most comparable GAAP measure:

Changes in operating assets and liabilities for the twelve months ended December 31, 2021	$111

Less: Changes in operating assets and liabilities for the nine months ended September 30, 2021	(62)

Less: Non-trade accounts payable and managerial adjustment to operating working capital	(69)

Change in operating working capital for cash conversion	$(20)

The calculation of Cash Conversion is as follows: Cash Conversion = Adjusted EBITDA (non-GAAP, reconciled above) – Capital Spending (GAAP measure) +/- Changes in Operating Working Capital (non-GAAP, reconciled above) / Adjusted EBITDA (non-GAAP, reconciled above). The result is 73%.

Q4 2021 AIP awards to the NEO’s and the actual payouts approved in February 2022 by the MDCC (or by the Board for the CEO) are as set forth are below:

	Annual Incentive Plan Target	Q4 2021 Annual Incentive Plan Target	Weighted % of Target Earned	Q4 2021 Annual Incentive Plan Earned Award

Jean-Michel Ribiéras	$1,000,000	$250,000	170.0%	$425,000

John V. Sims	$440,000	$110,000	170.0%	$187,000

Greg C. Gibson	$280,000	$70,000	170.0%	$119,000

Thomas A. Cleves	$196,700	$49,175	170.0%	$83,598

Patrick Wilczynski	$235,000	$58,750	170.0%	$99,875

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EXECUTIVE COMPENSATION

2022 Annual Incentive Plan

In February 2022, the MDCC approved the framework for a new annual cash incentive plan (“2022 AIP”) that is designed to reward the achievement of specific pre-established financial results measured over calendar year 2022, as outlined below.

EBITDA Margin and Free Cash Flow link our executive’s short-term incentives to the foundation of Sylvamo’s financial discipline to deliver robust, resilient cash flow and focus on using our commercial and operational advantages to build a strong balance sheet and return cash to shareowners.

Actual amounts paid under the 2022 AIP will be calculated by multiplying each NEO’s 2022 AIP incentive target by NEO’s payout percentage earned based on the Company’s actual performance against these pre-established objectives. Notwithstanding the establishment of the performance measures and the formula for determining the 2022 AIP award payment amounts, the MDCC can exercise positive or negative discretion and award a greater or lesser amount to our NEOs than the amount determined by the 2022 AIP award formula if, in the exercise of its business judgment, the MDCC determines that a greater or lesser amount is warranted under the circumstances.

Long-Term Incentive

2021 Transaction Grant

In connection with the Spin-off and pursuant to the Employee Matters Agreement between IP and Sylvamo, the unvested portions of outstanding IP PSP awards that were forfeited by Sylvamo employees were granted as restricted stock unit (“RSU”) awards by the Company in order to preserve the aggregate value of the original IP PSP awards. Below is an illustration that shows the unvested portions of the three outstanding IP PSP awards as of the Spin-off that were converted into RSU awards. We refer to this conversion as the 2021 Transaction Grant.

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EXECUTIVE COMPENSATION

The 2021 Transaction Grant is comprised of RSUs, which vest ratably over three years beginning in March 2022. The number of RSUs granted under the 2021 Transaction Grant equaled: (i) the number of units forfeited under the IP PSP multiplied by IP’s closing stock price (ex-dividend) on September 30, 2021 divided by (ii) the first 10-day average closing price of Sylvamo’s common stock. Below is a summary of the 2021 Transaction Grant for the NEOs:

Name	Forfeited Units	Value of Forfeited Units	Transaction Grant of RSUs on 10/15/2021

Jean-Michel Ribiéras	50,656	$2,832,657	102,336

John V. Sims	23,198	$1,297,248	46,866

Greg C. Gibson	11,131	$622,421	22,487

Thomas A. Cleves	11,131	$622,421	22,487

Patrick Wilczynski	9,200	$514,439	18,586

2022 Long-Term Incentive Plan

Prior to the Spin-off, our Board of Directors adopted and approved, and received sole shareholder approval of, the 2021 Incentive Compensation Plan (“2021 ICP”), effective as of October 1, 2021, which will allow us to design and implement a new long-term incentive program to align our executive compensation package with our long-term strategic priorities. Beginning in 2022, the primary vehicles for delivering long-term incentives are time-based restricted stock units and performance-based restricted stock units. The MDCC believes this combination balances the interests of retaining top talent and enhancing alignment with shareholder interests and therefore approved our 2022 LTIP grants under the ICP. Our 2022 LTIP is summarized below:

•	40% time-based restricted stock units, vesting ratably over three-years, and

•	60% performance-based restricted stock units, vesting based on Company performance achievement of specific financial goals over a multi-year performance period:

*Relative to the S&P 600 Small Cap Materials Index

Other Elements

Retirement and Benefit Plans

The NEOs participate in the same health, welfare and retirement programs available to most of the Company’s salaried U.S. employees. Non-US SLT members are provided health, welfare and retirement benefits aligned with local market practice and laws. Additionally, our unfunded, non-qualified plan — the Deferred Compensation Savings Plan (“DCSP”) — is available to eligible salaried U.S. employees, including the NEOs, as their contributions (and company contributions) are capped by limits set by the Internal Revenue Service (“IRS”)

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EXECUTIVE COMPENSATION

for tax-qualified plans. Absent this plan, these employees would not achieve a retirement benefit commensurate with their earnings during the course of their careers with us. Participants do not receive preferential or above-market earnings on accounts held in the DCSP.

Executive Severance Plan (CIC and Non-CIC)

The Sylvamo Executive Severance Plan (“ESP”) is designed to provide consistent severance payments and benefits to Sylvamo’s U.S.- based SLT, including the NEOs, in the event of a termination of employment: (i) by Sylvamo for reasons other than death, disability or for cause as defined in the ESP; or (ii) by the executive for good reason as defined in the ESP (each, a “Qualifying Termination”). In general, the ESP entitles each participant to severance following a Qualifying Termination equal to the executive’s annual base salary payable in a lump sum (or in the case of the CEO two times annual base salary plus target bonus). In addition, the pro-rata portion of the current year bonus would be paid based on actual performance for the year of termination.

Upon a Qualifying Termination that occurs within two years following a change in control of Sylvamo, the severance benefit would be equal to one and one-half times (or in the case of the CEO, two and one-half times) the sum of annual base salary and target bonus, payable in a lump sum. In addition, the pro rata portion of current year bonus would be paid at target levels. The ESP also provides for continuation of group health care coverage at active employee rates for a period of up to 18 months (or up to one year for an executive other than the CEO terminated not in connection with a change in control), plus certain outplacement benefits.

In addition to the Qualifying Termination benefits described above, the ESP provides for certain benefits under the AIP upon a termination of employment due to death, permanent disability or retirement after age 55 with at least 10 years of service with Sylvamo (which shall include service to IP prior to the Spin-off) or at any point after age 65. Participants in the ESP whose employment terminates due their death or permanent disability will receive a pro-rated AIP for the year of termination assuming target levels of performance had been achieved. Participants whose employment terminates due to their retirement will receive a pro-rated annual bonus for the year of termination based on actual Company performance achieved.

As a condition to participation in the ESP, participants, including the NEOs, have agreed to a one-year post-termination non-compete and employee and client/customer non-solicit covenant, a perpetual confidentiality covenant and a perpetual non-disparagement covenant, and must execute at termination a customary release of claims in order to receive any severance payments or benefits.

We believe these potential benefits align executive and shareowner interests by enabling our NEOs and other leaders of the Company to focus on the interests of shareowners and other constituents when considering a potential change in control, without undue concern for their own financial and employment security. No benefits are provided upon a change in control alone (i.e., without also experiencing an accompanying termination) so long as the acquiring company provides replacement awards as substitution for outstanding equity awards. Moreover, in no event will the Company gross up or pay for excise taxes relating to any change in control benefits. For more detail on these change in control agreements and benefits, see “—Post-Employment Termination Benefits.”

Perquisites

Other than personal use of charter aircraft by the CEO up to a limit of $125,000 per year, we currently do not offer perquisites to our NEOs. This limited benefit was approved by the MDCC in December 2021 taking into consideration both safety and time-management needs of our CEO. No spending in 2021 is associated with this perquisite. Any perquisites offered in the future will be approved by our MDCC or the Board.

Other Governance- and Compensation- Related Matters

Insider Trading and Anti-Hedging/Anti-Pledging Policies

The Company has adopted comprehensive and detailed policies that regulate trading in Company securities by our insiders, including the SLT and Board members. These policies include information regarding trading “blackout” periods and explain when transactions in Company securities are permitted. The policies also strictly prohibit our SLT, Chief Accounting Officer and Board members (but no other employees) from holding Company securities in a margin account or pledging them as collateral for a loan and prohibit all Company officers (but no other employees) and Board members from engaging in any of the following short-term or speculative transactions

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EXECUTIVE COMPENSATION

involving Company securities: short sales; publicly traded options, such as puts, calls or other derivative instruments; and hedging and monetization transactions, such as zero-cost collars, forward-sale contracts, equity swaps and exchange funds.

Officer Stock Ownership and Retention Requirements

Our CEO and SVPs are expected to own shares of our common stock with a minimum market value based on a multiple of base salary. This policy is intended to align our SLT’s interests with those of our shareowners and encourage long-term shareowner value creation by requiring officers to have a significant equity stake in the Company. Our stock ownership requirements are based on position:

Position	Ownership Requirement

Chief Executive Officer	6x base salary

Senior Vice President	3x base salary

The following are counted toward meeting the ownership requirement:

•	Freely held shares (whether purchased on the open market or fully earned through Company plan or program);

•	“Beneficial” shares held indirectly by a trust or family member; and

•	Unvested restricted shares (e.g., RSUs).

Outstanding performance share units (PSUs) and, if any, unexercised options, will not be counted toward meeting the ownership requirement. Officers are required to retain 50 percent of their net shares paid under any Company long-term incentive plan or program, such as shares paid out under the LTIP and vested RSA shares, until their ownership requirements are satisfied. The ownership requirements must be met within five years of being named to the position. CEO and SVP stock ownership is reviewed annually by the MDCC to assure compliance. The CEO and SVPs are in compliance with these requirements.

Clawback and Forfeiture of Incentive Awards

Awards under the AIP may be subject to a clawback if, during employment or within 90 days after termination, the employee engages in an act detrimental to the business interest or reputation of the Company or any act determined to be a deliberate disregard of the Company’s rules, or violation of a restrictive covenant. Beginning in 2022, equity awards granted to SLT members under the LTIP within a three-year look-back period may be subject to a clawback in the event such executive officer violates the Company’s Code of Conduct or a restrictive covenant. In addition, outstanding AIP and LTIP awards are subject to forfeiture in the event of financial restatement or misconduct.

Non-Competition and Non-Solicitation Covenants

Restrictive covenants are required for our executive officers, including the NEOs, as a condition to participating in the ESP and may also result in clawback or forfeiture of incentive awards. In addition, the Company maintains Non-Competition and Non-Solicitation Agreements with other leaders of the Company to prohibit certain competitive activities and to protect confidential information and trade secrets from unauthorized use or disclosure. Violation of these agreements may result in clawback or forfeiture of incentive compensation awards.

Prohibition on Repricing; No Stock Option Grants

We do not backdate or reprice equity grants. Our incentive compensation plan provides that stock options may not be repriced, directly or indirectly, without the prior consent of the Company’s shareowners.

Equity Grant Practices

The Company does not have any program, plan or practice to time, and has not timed, equity grants to coordinate with the release of material non-public information. Beginning in 2022, annual equity grants under the LTIP will be approved at the MDCC’s meeting in February. Time-based restricted stock awards are granted from time to time, and may be granted on the first day of any month by our Senior Vice President & Chief People Officer (as delegated by the Board), within parameters approved by the MDCC. An award to an SLT member requires approval by the MDCC (or by the Board for an award to the CEO).

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EXECUTIVE COMPENSATION

Having predetermined grant dates minimizes any concern that grant dates could be selectively chosen based upon market price at any given time.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits the tax deductibility of compensation for certain executive officers that is more than $1 million. In designing our executive compensation program and determining the compensation of our executive officers, including our named executive officers, the MDCC considers a variety of factors, including the potential impact of the Section 162(m) deduction limit. The MDCC continues to have the flexibility to approve non-deductible compensation, and may in the future approve the payment of compensation that is not deductible under Section 162(m) if it believes it is in the best interests of the Company.

Accounting for Stock-Based Compensation

The accounting treatment of stock-based compensation is not determinative of the type, timing, or amount of any particular grant made to our employees.

CEO Pay Ratio

Sylvamo will report its first CEO Pay Ratio in the proxy statement for the year ending December 31, 2022, after completing a full year as a standalone public company.

Compensation Committee Report

On behalf of the Board of Directors, the Management Development and Compensation Committee of the Board of Directors (referred to as the MDCC) oversees the Company’s compensation programs. In fulfilling its oversight responsibilities, the MDCC has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with the Company’s management.

Based on the review and discussion referred to above, the MDCC recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, and its proxy statement on Schedule 14A filed in connection with the Company’s 2022 Annual Meeting of Shareholders.

Management Development and Compensation Committee

•	Liz Gottung, Chair

•	Stan Askren

•	Joia M. Johnson

•	J. Paul Rollinson

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Executive Compensation Tables

Summary Compensation Table

The table below shows base salary, stock awards under our LTIP and, if applicable, our ad hoc RSA program, cash awards under our AIP, the change in pension value, and all other compensation to our NEOs for the period October 1, 2021 through December 31, 2021.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Jean-Michel Ribiéras	Q4 2021	250,000	—	2,917,599	425,000	—	28,536	3,621,135
CEO & Chairman of the Board (Principal Executive Officer)
John V. Sims	Q4 2021	143,750	—	1,336,150	187,000	—	17,466	1,684,366
Chief Financial Officer (Principal Financial Officer)
Greg C. Gibson	Q4 2021	120,000	—	641,104	119,000	—	15,136	895,240
Senior Vice President—General Manager, North America
Thomas A. Cleves	Q4 2021	109,324	—	641,104	83,598	—	15,287	849,313
Senior Vice President— Corporate Affairs
Patrick Wilczynski	Q4 2021	105,000	—	529,887	99,875	—	11,634	746,396
Senior Vice President—Operational Excellence

(1) The amounts reported in this column reflect the grant date fair value of the 2021 Transaction Grant of restricted stock units under our LTIP to the NEOs on October 15, 2021, computed in accordance with FASB ASC Topic 718.

(2) Represents the amount earned under the 2021 Q4 AIP based on Company performance during the period shown, which is paid in February of the following year.

(3) Amounts shown in this column represent the change in accruals under our Retirement Plan and Pension Restoration Plan as shown in the “Pension Benefits in 2021” table. Importantly, the change in pension value is not currently paid to an executive as compensation, but is a measurement of the change in value of the pension from the first applicable measurement date of the Sylvamo Retirement Plan of October 1, 2021 to the end of the fiscal year. Changes in pension value arise from, among other things, the decrease in the discount period and the impact of changes in assumptions from the prior measurement date including the changes in the discount rate and mortality rates. The discount rate used is the same as the rate used by the Company for financial statement disclosure as of the end of the fiscal year. This rate, which increased by 10 basis points from the beginning of the measurement period is based on economic conditions at year end. Messrs. Ribieras, Sims, Gibson, Cleves, and Wilczynski all have decreases in their Retirement and Restoration Pension values due to the increase in discount rate used to calculate these present values as follows: Messrs Ribieras ($19,088), Sims ($24,792), Gibson ($98,102), Cleves ($29,415), Wilczynski ($39,338). Note the present value of Retirement and Restoration Pension benefits may increase in the future if interest rates decline. The NEOs do not receive “preferential or above market” earnings on non-qualified deferred compensation. Accordingly, there is no amount included in this column for this type of earnings credit.

40      Sylvamo

EXECUTIVE COMPENSATION TABLES

(4) A breakdown of the “All Other Compensation” amounts for 2021 is shown in the following table:

Name	Retirement Savings Account Contributions ($)(a)	Company Matching Contribution ($)(b)	Group Life Insurance ($)(c)	Company Matching Gift ($)(d)	Healthy Life Contribution ($)(e)	Total ($)(f)
Jean-Michel Ribiéras	15,000	12,000	1,236	300	—	28,536
John V. Sims	8,625	6,900	711	630	600	17,466
Greg C. Gibson	7,200	5,760	593	1,583	—	15,136
Thomas A. Cleves	6,559	5,248	541	2,939	—	15,287
Patrick Wilczynski	5,250	5,040	519	525	300	11,634

(a) Represents the Retirement Savings Account contributions made by the Company to the NEO’s accounts in the Deferred Compensation Savings Plan, as shown in the “Non-Qualified Deferred Compensation Plan” table. The contribution amount is equal to a percentage of eligible compensation, based on the NEO’s age at the date the contribution is made.

(b) Represents the Company match to the NEO’s contribution to the Deferred Compensation Savings Plan, as shown in the “Non-Qualified Deferred Compensation Plan” table.

(c) Represents the Company’s annual premium payment for the NEO’s group life insurance benefit.

(d) Represents the Company’s match of each NEO’s donations to the United Way of America (50-percent match) as part of the Company campaign.

(e) Represents amounts earned under the Healthy Life program, a wellness program offered to any U.S. salaried Sylvamo employee or spouse who participated in the Sylvamo medical plan to receive wellness credits of $100 per month for the employee and/or spouse if specific goals were met in the program.

(f) Represents the sum of columns (a) through (f).

Grants of Plan-Based Awards During 2021

The table below shows payout ranges for our NEOs under the 2021 Q4 AIP and the 2021 Transaction Grants under the LTIP, as described in our CD&A. There were no other plan-based cash or equity awards granted to our NEOs in 2021.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock (#)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Committee Action Date(1)	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Jean-Michel Ribiéras			18,750	250,000	500,000
	9/14/2021	10/15/2021							102,336	2,917,599
John V. Sims			8,250	110,000	220,000
	9/14/2021	10/15/2021							46,866	1,336,150
Greg C. Gibson			5,250	70,000	140,000
	9/14/2021	10/15/2021							22,487	641,104
Thomas A. Cleves			3,688	49,175	98,350
	9/14/2021	10/15/2021							22,487	641,104
Patrick Wilczynski			4,406	58,750	117,500
	9/14/2021	10/15/2021							18,586	529,887

(1) The 2021 Transaction Grant of time-based RSUs was approved by IP’s Compensation Committee for all NEOs prior to the Spin-off, effective the first day following the first 10 trading days of Sylvamo common stock.

(2) The amount shown in this column reflects the number of time-based restricted stock units granted as the 2021 Transaction Grant; these awards vest ratably over three years beginning on March 1, 2022.

(3) The amounts shown in this column reflect the grant date fair value of the time-based restricted stock units granted as the 2021 Transaction Grant, as explained in further detail in the narrative following this table.

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EXECUTIVE COMPENSATION TABLES

Narrative to the Grants of Plan-Based Awards Table

Estimated Possible Payouts Under Non-Equity Incentive Plan Awards

These columns show the threshold, target and maximum payouts under the Q4 2021 AIP. The actual amount paid is shown in the Summary Compensation Table.

The amount shown in the “Threshold” column was the amount that would have been paid under the Q4 2021 AIP if the Company had achieved only the minimum performance level required in one of the following performance metrics: absolute Revenue, absolute Cash Conversion, and absolute Adjusted EBITDA. For example, since absolute Revenue is weighted at 15 percent, a threshold payout at 15 percent would result in weighted performance achievement of 7.5 percent (or one-half of 15 percent). Minimum performance in at least one objective is required to fund an AIP award pool.

The amount shown in the “Maximum” column was the possible payout for each NEO based on maximum Company performance achievement of 200 percent.

Estimated Future Payouts Under Equity Incentive Plan Awards

No performance-based equity awards were made in 2021.

Grant Date Fair Value of Stock Awards

The amounts shown in this column reflect the grant date fair value of the 2021 Transaction Grant of time-based restricted stock units awarded to each NEO under the LTIP.

Outstanding Equity Awards at December 31, 2021

The following table shows the outstanding equity awards held by our NEOs as of December 31, 2021.

	Stock Awards
Name	Number of Shares, Units or Other Rights That Have Not Vested (#)	Market Value of Shares, Units or Other Rights That Have Not Vested ($)(1)
Jean-Michel Ribiéras	102,336	2,854,151
John V. Sims	46,866	1,307,093
Greg C. Gibson	22,487	627,162
Thomas A. Cleves	22,487	627,162
Patrick Wilczynski	18,586	518,364

(1) The market value is calculated based on the closing price of our common stock on December 31, 2021, of $27.89.

Stock Vested in 2021

The NEOs did not have a stock award vest in 2021.

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EXECUTIVE COMPENSATION TABLES

Pension Benefits in 2021

The following table shows the present value of benefits payable to our NEOs under our Retirement Plan and Pension Restoration Plan at October 1, 2021 and December 31, 2021. Changes in the present value of the accrued benefit is shown in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table for 2021.

All of our NEOs are eligible for a benefit calculated under the Retirement Plan. The NEOs are also eligible for a benefit that is calculated under the Pension Restoration Plan formula.

Name	Plan Name	Number of Years of Credited Service in 2021 (#)	10/1/2021 Present Value of Accumulated Benefit ($)(1)	12/31/2021 Present Value of Accumulated Benefit ($)(2)
Jean-Michel Ribiéras	Retirement Plan	13.83	845,967	841,068
	Pension Restoration Plan	13.83	2,450,430	2,436,241
	Total		3,296,397	3,277,309
John V. Sims	Retirement Plan	24.58	1,515,468	1,506,449
	Pension Restoration Plan	24.58	2,650,549	2,634,776
	Total		4,166,017	4,141,225
Greg C. Gibson	Retirement Plan	36.42	2,425,750	2,387,114
	Pension Restoration Plan	36.42	3,733,607	3,674,141
	Total		6,159,357	6,061,255
Thomas A. Cleves	Retirement Plan	35.42	2,261,308	2,248,397
	Pension Restoration Plan	35.42	2,890,411	2,873,907
	Total		5,151,719	5,122,304
Patrick Wilczynski	Retirement Plan	30.58	1,621,238	1,601,125
	Pension Restoration Plan	30.58	1,549,653	1,530,428
	Total		3,170,891	3,131,553

(1) The calculation of the present value of accumulated benefits as of October 1, 2021, assumes a discount rate of 3.00 percent for annuity payments and deferral periods. The calculation further assumes benefit commencement at the earliest age at which the NEO would be entitled to an unreduced benefit (the earlier of age 61 and completion of 20 years of service or age 62 and completion of 10 years of service). For individuals who are already eligible for an unreduced benefit, we use their age as of the end of the fiscal year.

(2) The calculation of the present value of accumulated benefits as of December 31, 2021, assumes a discount rate of 3.10 percent for annuity payments and deferral periods. The assumptions regarding the benefit commencement date are the same as described in footnote (1).

Narrative to Pension Benefits Table

Retirement Plan of Sylvamo

Our Retirement Plan is a funded, tax-qualified plan that covers all U.S. salaried employees employed by IP prior to July 1, 2004. U.S. employees hired by IP or us on or after July 1, 2004, are eligible for a Company-paid Retirement Savings Account contribution to our Salaried Savings Plan and Deferred Compensation Savings Plan in lieu of participation in the Retirement Plan. All of our NEOs were employed by IP prior to July 1, 2004, and thus are eligible to participate in the Retirement Plan based on service with IP.

We calculate the benefit under the Retirement Plan at the rate of 1.67% of the participant’s average pensionable earnings received over the highest five consecutive calendar years of the last 10 calendar years, multiplied by his or her years of service, then reduced by a portion of Social Security benefits. We include as pensionable earnings the participant’s base salary plus AIP awards that were not deferred, up to the maximum limit set by the IRS.

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EXECUTIVE COMPENSATION TABLES

Sylvamo Pension Restoration Plan for Salaried Employees

Our supplemental retirement plan for our salaried employees is an unfunded, non-qualified plan that covers all U.S. salaried employees employed by IP prior to July 1, 2004. This plan augments our Retirement Plan by providing retirement benefits based on compensation that is greater than the limits set by the IRS. We include as eligible compensation under this plan the participant’s base salary plus AIP awards, including amounts deferred. All of our NEOs were employed by IP prior to July 1, 2004, and thus are eligible to participate in the Pension Restoration Plan.

We calculate the benefit under the Pension Restoration Plan in the same manner as the Retirement Plan and then reduce the benefit by the amount payable under the Retirement Plan.

Eligibility for Early Retirement Benefits

Normal retirement under our Retirement Plan and Pension Restoration Plan is age 65.

Participants, including the NEOs, are eligible for early retirement under the Retirement Plan and the Pension Restoration Plan at age 55 with 10 years of service. However, a participant’s accrued benefit is reduced by 4% for each year that the participant retires before reaching age 62. Eligible active employees may receive an unreduced benefit once they reach age 61 and have completed at least 20 years of service. As of December 31, 2021, Messrs. Ribiéras, Sims, Gibson, and Cleves are eligible for early retirement; their benefit would be reduced based on age and years of service.

Pension Change

In February 2014, IP’s MDCC approved changes to the Retirement Plan and Pension Restoration Plan such that credited service and compensation were capped effective December 31, 2018, for salaried employees, including the NEOs. For service after this date, employees affected by the freeze will receive Retirement Savings Account contributions, as described in greater detail below.

Non-Qualified Deferred Compensation in 2021

The following table shows contributions in 2021 by the Company and each of our NEOs to the DCSP, which is our non-qualified deferred compensation plan, and each NEO’s DCSP account balance as of December 31, 2021.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year End ($)
Jean-Michel Ribiéras	22,500	27,000	63,809	—	2,178,587
John V. Sims	11,500	15,525	45,161	—	1,176,418
Greg C. Gibson	9,600	12,960	65,467	—	1,951,170
Thomas A. Cleves	8,746	11,807	63,514	—	1,341,837
Patrick Wilczynski	15,750	10,290	37,724	—	785,085

(1) These amounts are included in the “Salary” column of the Summary Compensation Table for 2021 for each NEO.

(2) These amounts are included in the “All Other Compensation” column of the Summary Compensation Table for 2021 for each NEO.

(3) These amounts are not included in the Summary Compensation Table because they are not “preferential or above market earnings.”

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EXECUTIVE COMPENSATION TABLES

Narrative to Non-Qualified Deferred Compensation Table

The DCSP allows participants to save for retirement by deferring up to 85% of eligible cash compensation, which includes base salary and AIP awards. Participants may contribute to the DCSP after deferring either the maximum pre-tax amount or total pre-tax and after-tax amount to the 401(k) plan or after reaching the IRS compensation limit for that year. The Company credits matching contributions equal to 70% of the participant’s contributions up to 4% of compensation, plus 50% of contributions up to an additional 4% of compensation. The Company also credits Retirement Savings Account contributions to each NEO’s account. These contributions are equal to a percentage of eligible compensation based on the NEO’s age at the date the contribution is made.

For 2021, NEO contribution amounts were as follows: Mr. Ribiéras contributed 9% of base salary, Mr. Sims contributed 8% of base salary, Mr. Gibson contributed 8% of base salary, Mr. Cleves contributed 8% of base salary, and Mr. Wilczynski contributed 15% of base salary. As a result of the varying contribution amounts, the actual amounts deferred and the Company’s resulting matching contribution will vary for each NEO.

Participant contributions are credited with earnings (or losses) based on the participant’s choice of investment fund equivalents. Investment fund equivalents match the investment returns of the funds available in the 401(k) plan. Investment elections may be changed daily subject to securities laws restrictions. Differences in earnings reported in the “Non-Qualified Deferred Compensation” table above, are based on the individual participant’s investment elections.

Participants are fully vested in their contributions at all times. Amounts contributed by the Company become vested upon completing three years of service, reaching age 65, death, disability, termination of employment as a result of the permanent closing of the participant’s facility, or eligibility for severance under the Salaried Employee Severance Plan.

Participant accounts are divided into contribution accounts for amounts deferred prior to January 1, 2005, and contribution accounts for amounts deferred after January 1, 2005. Distributions of amounts contributed on or after January 1, 2005, may only be made in the event of termination of employment, death, disability or through an in-service distribution at a date elected during the initial enrollment period. Participants must elect their distribution form of payment in an initial deferral election, which may only be changed under a subsequent distribution election that meets the requirements under IRC Section 409A. In the event no election has been made, the participant will receive a lump-sum form of payment. In-service withdrawals are limited to unforeseeable emergencies.

Post-Employment Termination Benefits

Potential Payments Upon Death or Disability

The Company provides to our NEOs the following benefits in the event of termination due to death or disability, which are also available to all of our U.S. salaried employees. Upon reaching age 65, the disabled individual is covered under our retirement programs, if eligible, as described above. We provide long-term disability income benefit equal to 60 percent of base salary, up to a total payable benefit of $15,000 per month.

The Company provides the same benefits to the beneficiary of an SLT member (including an NEO) upon death as are available to our U.S. salaried employees.

In the event of an NEO’s termination due to disability or death, the vesting of the time-based awards granted under the LTIP is prorated based upon the number of months the participant worked during the vesting period, and are paid on the first day of the month following termination. The value of such prorated awards upon disability or death would be the same values shown below in the Vesting of Equity column in the Potential Payments Upon Retirement table.

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EXECUTIVE COMPENSATION TABLES

Potential Payments Upon Retirement

The following table presents the potential payments to our NEOs, assuming that they retired at the end of 2021.

Name	Retirement Plan Annuity ($)	Pension Restoration Plan Annuity ($)	TOTAL Annuity ($)(1)	Unused/Earned Vacation Pay ($)(2)	Vesting of Equity ($)(3)
Jean-Michel Ribiéras	49,092	142,199	191,291	203,846	837,140
John V. Sims	87,722	153,426	241,148	117,212	383,379
Greg C. Gibson	149,384	229,925	379,309	116,677	183,956
Thomas A. Cleves	131,386	167,938	299,324	106,296	183,956
Patrick Wilczynski	50,357	48,133	98,490	43,615	152,048

(1) Amounts shown in this column are the annual annuity benefits payable from the tax-qualified Retirement Plan and from the Pension Restoration Plan as of December 31, 2021 except for Mr. Wilczynski who is not yet retirement eligible. The amounts shown for Mr. Wilczynski would be payable upon attainment of age 55.

(2) Amounts shown in this column are (i) 2022 earned vacation pay, and (ii) special vacation pay upon retirement, which is a percentage of base salary based on years of service (as Mr. Wilczynski is not retirement eligible, his amount does not include special vacation pay).

(3) Amounts shown in this column reflect the dollar value, based on the closing price of our common stock on December 31, 2021, of the prorated portions of the time-based restricted stock unit 2021 Transaction Grant.

Potential Payments Upon Involuntary Termination Without Cause

The following table represents all amounts that would be payable to our NEOs in the event of involuntary termination without cause, including earned pension amounts payable as a result of the termination and the prorata vesting of outstanding equity awards per the terms of the LTIP assuming that the termination occurred at the end of 2021.

Name	Years of Credited Service (#)	Lump Sum Severance Payment ($)(1)	Vesting of Equity ($)(2)	Value of Continued Benefits ($)(3)	TOTAL Pension Annuity ($)(4)
Jean-Michel Ribiéras	29	3,128,846	837,140	86,736	191,291
John V. Sims	28	879,212	383,379	82,824	241,148
Greg C. Gibson	40	715,677	183,956	82,824	379,309
Thomas A. Cleves	39	627,189	183,956	83,184	299,324
Patrick Wilczynski	30	563,490	152,048	78,869	98,490

(1) The amounts shown in this column reflect estimated amounts under the Executive Severance Plan formula of two times the sum of (i) salary and (ii) target AIP for 2021 for the CEO and one times salary for all other NEOs. Amounts shown also include the following benefits to which the NEO would be entitled: (i) 2022 earned vacation pay and AIP award earned for 2021. The Company does not gross-up severance benefits.

(2) Amounts shown in this column reflect the dollar value, based on the closing price of our common stock on December 31, 2021, of the prorated portions of the 2021 Transaction Grant that would prorate and vest.

(3) Amounts shown in this column reflect the cost of (i) 18 months for the CEO and 12 months for all other NEOs of continued medical and dental under COBRA after the active employee rate has been paid by the NEO and (ii) executive outplacement services.

(4) Amounts shown in this column are the annual annuity benefits payable from the Retirement Plan and the Pension Restoration Plan as of December 31, 2021. Messrs. Ribiéras, Sims, Gibson, and Cleves are eligible for early retirement as of December 31, 2021. The amounts shown for Mr. Wilczynski would be payable upon his attainment of age 55.

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EXECUTIVE COMPENSATION TABLES

Potential Payments Upon Involuntary Termination With Cause

An executive officer who is terminated with cause would not be eligible for the severance benefits included in the previous table. Further, the executive officer would lose outstanding equity awards under the LTIP or other restricted stock grants, and not be eligible for payment of an AIP award.

Name	Years of Credited Service (#)	Pension Annuity ($)(1)
Jean-Michel Ribiéras	29	191,291
John V. Sims	28	241,148
Greg C. Gibson	40	379,309
Thomas A. Cleves	39	299,324
Patrick Wilczynski	30	98,490

(1) Amounts shown in this column are the annual annuity benefits payable from the Retirement Plan and the Pension Restoration Plan as of December 31, 2021. Messrs. Ribiéras, Sims, Gibson, and Cleves are eligible for early retirement as of December 31, 2021. The amounts shown for Mr. Wilczynski would be payable upon his attainment of age 55.

Potential Payments Upon Qualifying Termination After Change in Control

The following table represents amounts that would be payable to our NEOs upon termination of employment without cause (including by the NEO for “good reason”) within two years following a change in control of the Company on December 31, 2021.

Name	Lump Sum Severance Payment ($)(1)	Value of Continued Benefits ($)(2)	TOTAL Cash-Based Award ($)	Accelerated Vesting of Equity ($)(3)	TOTAL Pre-Tax Benefit ($)(4)	Pension Annuity ($)(5)
Jean-Michel Ribiéras	3,578,846	86,736	3,665,582	2,854,151	6,519,733	191,291
John V. Sims	1,254,712	86,736	1,341,448	1,307,093	2,648,541	241,148
Greg C. Gibson	1,011,677	86,736	1,098,413	627,162	1,725,575	379,309
Thomas A. Cleves	885,176	87,276	972,452	627,162	1,599,614	299,324
Patrick Wilczynski	820,490	80,803	901,293	518,364	1,419,657	98,490

(1) Amounts shown in this column reflect a change in control severance payment of multiple of the sum of (i) base salary as of December 31, 2021 and (ii) target AIP for 2021 times two and a half for Mr. Ribiéras and one and a half for all other NEOs. Also included in this amount is the (i) Q4 2021 AIP target bonus, (ii) 2022 earned vacation and (iii) special vacation pay, if applicable.

(2) Amounts shown in this column reflect the cost of (i) 18 months of continued medical and dental under COBRA after the active employee rate has been paid by the NEO and (ii) executive outplacement services.

(3) Amounts shown in this column reflect the dollar value, based on the closing price of our common stock on December 31, 2021, of the outstanding 2021 Transaction Grant.

(4) Amounts shown in this column represent the total of the cash amounts payable as well as the value of accelerated vesting of equity.

(5) Amounts shown represent the annual benefits payable from The Retirement Plan and The Pension Restoration Plan as of December 31, 2021 except for Mr. Wilczynski who is not yet retirement eligible. The amounts shown for Mr. Wilczynski would be payable upon attainment of age 55

Narrative to Potential Payments Upon Qualifying Termination After Change in Control Table

The Company has an Executive Severance Plan (each of the U.S. based SLT have entered into participation agreements under the ESP), that provide severance payments and other benefits in the event of a change in control of the Company. Our Board believes that

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EXECUTIVE COMPENSATION TABLES

maintaining the ESP is a sound business practice that protects shareowner value prior to, during and after a change in control, and allows us to recruit and retain top executive talent. This program is only available to the U.S. based SLT members. For our non-U.S. based SLT members, similar provisions have been provided for in their respective employment contracts.

We believe this ESP aligns executive and shareowner interests by enabling leaders of the Company to focus on the interests of shareowners and other constituents when considering a potential change in control, without undue concern for their own financial and employment security.

As shown in greater detail in the above table, the ESP provides the following benefits to NEOs only if there has been both a change in control of the Company and a qualifying termination of employment; i.e., they are terminated without cause by the new employer or the employee departs for “good reason” within two years of the change in control (“double-trigger” benefits):

•

Cash severance payment equal to one and a half times the sum of base salary as of the date of the qualifying termination plus target AIP for the year of the qualifying termination (two and a half times for Mr. Ribiéras);

•	Prorated AIP for the year of the qualifying termination (based on target achievement);

•	Medical and dental insurance for 18 months; and

•	Where replacement awards are provided in substitution for outstanding equity awards upon the change in control, all such replacement awards vest and become unrestricted.

A “change in control” is defined in the ESP as any of the following events:

•	Acquisition of 30 percent or more of the Company’s stock;

•

Change in the majority of the Board of Directors within two consecutive years, unless two-thirds of the directors in office at the beginning of the period approved the nomination or election of the new directors;

•	Merger or similar business combination;

•	Sale of substantially all of the Company’s assets; or

•	Approval by our shareowners of a complete liquidation or dissolution of the Company.

The lump sum cash severance benefit shown above is payable only in the event of termination of employment without cause within two years following a change in control. This includes voluntary resignation only in limited situations that meet the definition of “good reason,” listed below. Under no circumstance will an executive receive a cash severance benefit under the agreement if he or she leaves voluntarily other than for “good reason,” which is defined as:

•	The assignment to the executive of duties inconsistent with his or her position or a substantial decrease in responsibilities;

•	Reduced annual base salary;

•	Elimination of a material compensation plan (including the AIP or LTIP) or a change in the executive’s participation on substantially the same basis;

•

Elimination of substantially similar pension or welfare plans (except for across-the-board reductions of such benefits for executives), or a material reduction of any fringe benefit, or failure to provide the same number of vacation days;

•	Failure by the Company to secure an agreement by the successor to assume the change in control agreement;

•	Any other termination without sufficient notice; or

•	Relocation more than 50 miles from place of work.

48      Sylvamo

Director Compensation

Compensation Philosophy

When we became a public company on October 1, 2021 via the Spin-off, we formed our own Nominating and Corporate Governance Committee, which is responsible for our director compensation philosophy and programs. This committee has the flexibility to establish appropriate compensation policies to attract and retain directors. Our director compensation was initially determined by the Governance Committee of International Paper, which approved and oversaw the administration of International Paper’s director compensation program. Following the Spin-off, our Nominating and Corporate Governance Committee determines director compensation for 2022 and beyond.

Our compensation program for non-employee directors is guided by the following principles:

•

Provide total compensation comprising both cash and equity elements that target the median level of compensation paid by our Compensation Comparator Group (“CCG”) identified in “Executive Compensation”

•	Align the interests of our directors with the interests of our shareholders

•	Attract and retain top director talent

•	Be flexible to meet the needs of a diverse group of directors.

Each element of director compensation discussed below is recommended by the Nominating and Corporate Governance Committee and approved by our Board. Mr. Ribiéras does not receive compensation for his service as a director.

Stock Ownership Requirements

Our director stock ownership policy requires our directors to hold equity of Sylvamo valued at five times the annual Board cash retainer, which, through May 2023, requires ownership of Company stock equivalent to $500,000. New directors have five years from the date of their election to the Board to meet the ownership requirement. Until the requisite ownership is achieved, the director must hold at least 50 percent of the Sylvamo shares received as compensation for his or her services. As of December 31, 2021, all directors were in compliance with this program.

Elements of Our Director Compensation Program

Compensation for our non-employee directors consists of:

•	An annual retainer fee that is a mix of cash and equity

•	Committee chair fees and a Lead Independent Director fee, as applicable

•	Liability insurance.

On at least a biennial basis, we evaluate the reasonableness and appropriateness of the total compensation paid to our directors in comparison to peer companies who comprise our CCG. We will evaluate our program in 2023 consistent with this schedule. In our first service year, our total compensation was at the 60th percentile of our CCG in recognition of the heavy initial time commitment; however, going forward we will target our director compensation at the median of our CCG.

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DIRECTOR COMPENSATION

Annual Compensation

Our annual retainer fees are shown in the table below. A director’s annual compensation paid as board fees is comprised of both of these components:

•	$225,000, of which $100,000 (44 percent) is payable in cash in quarterly installments in arrears

•	$125,000 (56 percent) payable in equity.

A director may elect to convert all or 50 percent of his or her cash retainer fee (plus any committee fees and Lead Independent Director fees, as discussed below) into deferred stock units (“DSUs”). Two of the eight non-employee directors who served during 2021 elected to receive DSUs in lieu of the cash portion. Directors may elect to defer the DSUs for five or ten years.

Directors may elect to receive their equity portion in the form of restricted stock units (“RSUs”) that vest on the next annual shareholders meeting or they may elect DSUs to defer receipt of their equity portion for a five or ten-year period. Four of the eight non-employee directors who served during 2021 elected DSUs. Elections with regard to form of payment and deferrals are made in the preceding service year.

For the initial 2021 equity grant, we used the 10-day average stock price of our common stock following the Spin-off, to award the equivalent value of the prorated equity retainer for the period of October 2021 through May 2022. Going forward, we will use the closing stock price of Sylvamo’s common stock on the day preceding our annual meeting in May to award the equivalent number of shares for the $125,000 equity retainer and DSUs elected by our directors in lieu of their cash retainer fee. DSUs are settled in shares of common stock at the end of the deferral period.

A director has the right to receive all dividends or dividend equivalent units and other distributions made with respect to RSUs in his or her name.

In addition, as referenced above, each committee chair receives a fee for his or her service in such role. For 2021, Mses. Desmond and Gottung and Mr. Petratis each received a committee chair fee. As Lead Independent Director, Mr. Petratis also received a Lead Independent Director fee for 2021.

Below is a summary of our current director compensation program:

Type of Fee	Annual Amount ($)

Board Fees

Cash Retainer	100,000

Equity Retainer	125,000

Committee Fees

Audit Committee Chair	25,000

Management Development and Compensation Committee Chair	20,000

Nominating and Governance Committee Chair	15,000

Lead Independent Director Fee	25,000

Insurance and Indemnification Contracts

We provide liability insurance for our directors, officers and certain other employees at an annual cost of approximately $1.6 million. The primary underwriter of coverage is XL Specialty Insurance Company.

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DIRECTOR COMPENSATION

Our Bylaws provide for standard indemnification of our directors and officers in accordance with Delaware law. We also have contractual arrangements with our directors that indemnify them in certain circumstances for costs and liabilities incurred in actions brought against them while acting as our directors.

Our Analysis

We believe our director compensation program appropriately compensates our directors for their time and commitment to Sylvamo and is consistent with our compensation philosophy as shown in the following table.

Our Director Pay Principles	Our 2021 Director Pay Policies and Practices

• Target compensation at median of CCG

•  Maintained mix of cash and equity in line with cross-section of similar companies (CCG), which total compensation was at the median level of companies included in our CCG (+10% in the first service year)

• Align the interests of our directors with the interests of our shareholders	• Paid 56 percent of regular board fees in the form of equity to ensure that directors, like shareholders, have a personal stake in Sylvamo’s financial performance

• Attract and retain top director talent	• Compensated directors competitively, based on a cross-section of similar companies (CCG)

• Maintain flexibility to meet the needs of a diverse group of directors	• Continued to allow directors to elect to take equity in place of cash and to elect to defer their fees for a 5 or 10-year period

Non-Employee Director Compensation Table

The following table provides information on 2021 compensation for non-employee directors. The amounts in the table below show differences among directors because each director makes an individual election to receive his or her fees in cash and/or equity and certain directors receive committee chair fees or Lead Independent Director fee.

Name of Director	Cash ($)(1)		Stock Awards ($)(2)	Total ($)

Stan Askren	25,000		80,085	105,085

Christine S. Breves	25,000		80,085	105,085

Jeanmarie Desmond	31,250		80,085	111,335

Liz Gottung	30,000		80,085	110,085

Joia M. Johnson	25,000		80,085	105,085

David Petratis	35,000	(3)	80,085	115,085

J. Paul Rollinson	25,000	(3)	80,085	105,085

James P. Zallie	25,000		80,085	105,085

(1) Represents the portion of the annual Board and Board committee retainers and Lead Independent Director fee, as applicable, whether payable in cash or deferred at the director’s election, during 2021. Cash retainers are paid quarterly in arrears for the period beginning October 1, 2021, and concluding at the Annual Meeting. Directors can elect to receive their retainers on a current basis in cash or on a deferred basis in the form of DSUs.

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DIRECTOR COMPENSATION

(2) The value of stock awards shown in the “Stock Awards” column is based on grant date fair value calculated under Financial Accounting Standards Board Accounting Standards Codification Topic 718. A discussion of the assumptions used in calculating these values for the 2021 fiscal year may be found in Note 14 to our audited consolidated and combined financial statements included elsewhere in this prospectus. The grant date fair value of the equity awards shown in the “Stock Awards” column is based on $28.51, the closing price of Sylvamo’s common stock on the last business day immediately preceding the date of grant, which was October 14, 2021. Directors who elect to defer their equity retainer fee receive DSUs rather than RSUs. Restrictions on RSUs awarded to our directors under our current compensation plan lapse on May 16, 2022, the date of our annual shareholder meeting, then the shares are freely transferable, subject to our director stock ownership requirement and securities regulations. Restrictions on DSUs will lapse on May 16, 2027 for Ms. Johnson and Messrs. Askren and Rollinson and on May 16, 2032 for Mr. Petratis, based on the deferral period elected, each of whom deferred 100% of their equity retainer.

(3) Mr. Petratis received 1,264 DSUs and Mr. Rollinson received 903 DSUs in lieu of the cash retainer.

The following table shows the aggregate number of RSUs outstanding as of December 31, 2021, for each non-employee director who served as of that date.

Name of Director	Aggregate Number of RSUs and DSUs Outstanding (#)(1)

Stan Askren	2,809

Christine S. Breves	2,809

Jeanmarie Desmond	2,809

Liz Gottung	2,809

Joia M.Johnson	2,809

David Petratis	5,955	(2)

Paul Rollinson	5,056	(2)

James P. Zallie	2,809

Total	27,865

(1) The number of RSUs or DSUs awarded was based on $27.68, the first 10-day average closing stock price of Sylvamo common stock preceding the grant date of October 15, 2021. Represents DSUs for each of Ms. Johnson and Messrs. Askren, Petratis and Rollinson who elected to defer their equity as described above.

(2) Reflects elections by Mr. Petratis and Mr. Rollinson to receive fees as DSUs instead of cash.

52      Sylvamo

Other Information

Stock Ownership

Based on a review of filings with the Securities and Exchange Commission, Sylvamo has determined that the following persons beneficially own more than 5% of the outstanding shares of Sylvamo common stock. Applicable percentage ownership is based on 44,109,521 shares outstanding as of March 23, 2022.

Name and Address	Shares(1)		Percent of Outstanding Shares of Common Stock

International Paper Company 6400 Poplar Avenue Memphis, Tennessee 38197	8,746,358	(2)	19.8%

BlackRock, Inc. 55 East 52nd Street New York, NY 10055	4,779,205	(3)	10.8%

The Vanguard Group – 23-1945930 100 Vanguard Blvd. Malvern, PA 19355	2,839,570	(4)	6.4%

Madison Avenue International LP 150 East 58th St, 14th Floor New York, NY 10155	2,090,335	(5)	4.7%

(1) “Beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act. The number and percentage of shares of common stock beneficially owned by each person identified in the table is determined based on the shares of common stock that such person has reported as beneficially owned in a Schedule 13G or Form 4 filing with the SEC. The number of outstanding shares used as the denominator in calculating the percentage ownership and voting power of the outstanding shares of common stock for each person is 44,109,521 shares of Sylvamo common stock outstanding as of March 23, 2022. Sylvamo is not aware of any person identified in the table having the right to acquire shares of Sylvamo within 60 days after March 23, 2022. To our knowledge, except as noted in the table, no person or entity is the beneficial owner of more than 5% of the voting power of Sylvamo common stock.

(2) In a Form 4 filed with the SEC on February 11, 2022, International Paper Company reported that it beneficially owned 8,746,358 shares as of February 9, 2022. In a Schedule 13G filed with the SEC on January 5, 2022, it reported that it had sole dispositive power with respect to all such shares, but that it had no voting power with respect to any shares, because pursuant to the registration rights agreement between International Paper Company and Sylvamo, it had granted to Sylvamo a proxy to vote all shares of Sylvamo’s common stock owned by it in proportion to the votes cast by Sylvamo’s other stockholders.

(3) In a Schedule 13G/A filed with the SEC on January 27, 2022, BlackRock, Inc. reported that it beneficially owned 4,779,205 shares as of December 31, 2021, and that it had sole voting power with respect to 4,477,387 shares, sole dispositive power with respect to 4,779,205 shares, and that it did not share voting or dispositive power with respect any shares.

(4) In a Schedule 13G filed with the SEC on February 10, 2022, The Vanguard Group – 23-1945930 reported that it beneficially owned 2,839,570 shares, had sole voting power over zero shares, shared voting power over 22,492 shares, sole dispositive power over 2,765,426 shares and shared dispositive power over 74,144 shares.

(5) In a Schedule 13G/A filed with the SEC on February 14, 2022, Madison Avenue International LP reported that it beneficially owned 2,090,335 shares as of December 31, 2021, and that it had sole voting power and sole dispositive power with respect to all 2,090,335 shares. It also reported that the following persons may be deemed to be beneficial owners of such shares: Madison Avenue Partners, LP (its investment manager); Madison Avenue GP, LLC (its general partner); EMAI Management, LLC (the general partner of Madison Avenue Partners, LP); Caraway Jackson Investments LLC (the owner of Madison Avenue GP, LLC); and Mr. Eli Samaha (the non-member manager of Madison Avenue GP, LLC, the managing member of EMAI Management, LLC, and the majority owner of Caraway Jackson Investments LLC).

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OTHER INFORMATION

The following table shows the amount of Sylvamo common stock beneficially owned by current directors and NEOs and by all directors and all executive officers as a group. Except as otherwise indicated, all information is as of March 23, 2022.

Name	Shares(1)		Percent of Outstanding Shares of Common Stock

Jean-Michel Ribiéras	38,747	(2)	*

John V. Sims	34,093	(2)	*

Thomas A. Cleves	26,195	(2)	*

Greg C. Gibson	25,510	(2)	*

Patrick Wilczynski	7,004	(2)(3)	*

Stan Askren	—	(4)	*

Christine S. Breves	—	(4)	*

Jeanmarie Desmond	29	(4)	*

Liz Gottung	1,000	(4)	*

Joia M. Johnson	—	(4)	*

David Petratis	—	(4)	*

J. Paul Rollinson	—	(4)	*

James P. Zallie	—	(4)

All current Directors and Executive Officers as a group (17 persons)	145,741		*

* Less than 1% of the outstanding shares of our common stock.

(1) “Beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act. The number and percentage of shares of common stock beneficially owned by each person listed in the table is determined based on the shares of common stock that such person beneficially owned as of March 23, 2022. No director or executive officer has the right to acquire any shares of our common stock within 60 days after March 23, 2022. The number of outstanding shares used as the denominator in calculating the percentage ownership and voting power of the outstanding shares of common stock for each person is 44,109,521 shares of Sylvamo common stock outstanding as of March 23, 2022. Each person has sole voting and sole investment power over the shares of common stock that the person beneficially owns, unless otherwise indicated.

(2) Excludes restricted stock units and performance stock units held by our executive officers that do not vest within 60 days after March 23, 2022.

(3) Includes 595 shares owned by Mr. Wilczynski’s wife, over which she holds sole voting and sole investment power.

(4) Ms. Desmond received 29 shares of our common stock as a shareholder of International Paper. The shares reported for Ms. Gottung were open market purchases. All of our directors hold DSUs as reported in the Non-Employee Director Compensation Table and related narrative, none of which vest within 60 days after March 23, 2022.

Delinquent Section 16(a) Reports

We are not aware of any late or delinquent filings under Section 16(a) of the Exchange Act.

Policies and Procedures for Related Person Transactions

Our Board has approved policies and procedures with respect to the review and approval of certain transactions between Sylvamo and a “Related Person” (a “Related Person Transaction”), which we refer to as our “Related Person Transaction Policy.” Pursuant to the terms of the Related Person Transaction Policy, any Related Person Transaction is required to be reported to the legal department,

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which will then determine whether it should be submitted to our Nominating and Corporate Governance Committee for consideration. The Nominating and Corporate Governance Committee must then review and decide whether to approve any Related Person Transaction.

For the purposes of the Related Person Transaction Policy, a “Related Person Transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which Sylvamo (including any of its subsidiaries) was, is or will be a participant and in which any Related Person had, has or will have a direct or indirect interest.

A “Related Person,” as defined in the Related Person Transaction Policy, means any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer of Sylvamo or a nominee to become a director of Sylvamo; any person who is known to be the beneficial owner of more than five percent of Sylvamo common stock; any immediate family member of any of the foregoing persons, including any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of the director, executive officer, nominee or more than five percent beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than five percent beneficial owner; and any firm, corporation or other entity in which any of the foregoing persons is a general partner or, for other ownership interests, a limited partner or other owner in which such person has a beneficial ownership interest of ten percent or more.

Certain Relationships and Related Person Transactions

We separated from International Paper on October 1, 2021, via the Spin-off. For purposes of governing our separation from International Paper and the distribution of our common stock to International Paper’s shareholders in the Spin-off, as well as certain of the ongoing relationships between us and International Paper after the distribution of our stock to its shareholders, we entered into the agreements with International Paper described in this section. These agreements are on file with the SEC and can be accessed for review from the exhibit list of our 2021 annual report on Form 10-K filed with the SEC. References to the “distribution” below mean the distribution of our common stock to International Paper’s shareholders in the Spin-off, and references to the “separation” mean our separation from International Paper in the Spin-off. References to the “printing papers business” mean the printing papers business formerly owned by International Paper and now owned by Sylvamo.

Separation and Distribution Agreement

Transfer of Assets and Assumption of Liabilities

The separation and distribution agreement identifies the entities and related assets transferred to, and the liabilities assumed by, Sylvamo or International Paper, as applicable, in the internal reorganization conducted in connection with the Spin-off. In particular, the separation and distribution agreement provides that, among other things, subject to the terms and conditions and any exceptions contained therein:

•	certain assets related to International Paper’s former printing papers business, which we refer to as the “Sylvamo Assets,” were transferred to Sylvamo or one of its subsidiaries, including:

•	equity interests in certain International Paper subsidiaries that hold assets relating to the printing papers business;

•	certain registered trade names and trademarks, patents and other intellectual property exclusively used in the printing papers business;

•	paper mills and other facilities related to the printing papers business;

•	contracts (or portions thereof) that relate to the printing papers business;

•

rights and assets expressly allocated to Sylvamo pursuant to the terms of the separation and distribution agreement or certain other agreements entered into in connection with the separation and distribution;

•	permits that are exclusively used in the printing papers business;

•

other assets that are included in Sylvamo’s pro forma balance sheet included in Sylvamo’s unaudited pro forma combined financial statements, which were included in the information statement filed with the SEC in connection with the Spin-off (“Pro Forma Balance Sheet”);

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•

certain liabilities related to the printing papers business or the Sylvamo Assets, which we refer to as the “Sylvamo Liabilities,” were retained by or transferred to Sylvamo, including liabilities that were not otherwise expressly allocated to International Paper:

•

certain liabilities associated with previously consummated divestitures by various legal entities that are subsidiaries of Sylvamo following the distribution or associated with divestitures primarily related to the printing papers business and not related to any asset retained by International Paper;

•	certain liabilities associated with discontinued businesses primarily related to the printing papers business and not related to any asset retained by International Paper;

•

certain latent injury liabilities associated with the printing papers business, Sylvamo Assets or divested or discontinued operations primarily related to the printing papers business and not related to any asset retained by International Paper;

•

certain environmental liabilities relating to Sylvamo Assets, the printing papers business or divested or discontinued operations primarily related to the printing papers business and not related to any asset retained by International Paper, in each case not retained by International Paper;

•	liabilities arising from businesses and operations in Brazil and the United Kingdom;

•

liabilities expressly allocated to Sylvamo pursuant to the terms of the separation and distribution agreement or certain other agreements entered into in connection with the separation and distribution;

•	other liabilities included in the Pro Forma Balance Sheet; and

•

all of the assets and liabilities (including whether accrued, contingent or otherwise), other than the Sylvamo Assets and Sylvamo Liabilities, were retained by or transferred to International Paper (such assets and liabilities, we refer to as the “International Paper Assets” and “International Paper Liabilities,” respectively).

Except as expressly set forth in the separation and distribution agreement or any ancillary agreement, neither International Paper nor Sylvamo made any representation or warranty as to the assets, business or liabilities transferred or assumed as part of the internal reorganization, as to any approvals or notifications required in connection with the transfers, as to the value of or the freedom from any security interests of any of the assets transferred, as to the absence or presence of any defenses or right of setoff or freedom from counterclaim with respect to any claim or other asset of either International Paper or Sylvamo, or as to the legal sufficiency of any document or instrument delivered to convey title to any asset or thing of value transferred in connection with the separation. Except as expressly set forth in the separation and distribution agreement or any ancillary agreement, all assets were transferred on an “as is,” “where is” basis, and the respective transferees bear the economic and legal risks that any conveyance will prove to be insufficient to vest in the transferee good and marketable title, free and clear of all security interests, that any necessary consents or governmental approvals are not obtained, or that any requirements of law, agreements, security interests or judgments are not complied with.

The Distribution

The separation and distribution agreement governs the rights and obligations of the parties regarding the distribution of Sylvamo’s common stock to International Paper’s shareholders following the completion of the separation of Sylvamo from International Paper. On October 1, 2021, International Paper distributed to its shareholders that held International Paper common stock, as of the record date for the distribution, 80.1% of the issued and outstanding shares of Sylvamo common stock on a pro rata basis, using a distribution ratio of one share of Sylvamo common stock for every 11 shares of International Paper common stock held by a shareholder. Shareholders received cash in lieu of any fractional shares. Immediately following the distribution, International Paper shareholders owned directly 80.1% of the outstanding shares of common stock of Sylvamo, Sylvamo was a separate company from International Paper and International Paper retained 19.9% of the outstanding shares of common stock of Sylvamo.

Eastover and Other Restrictions

In the separation and distribution agreement, until October 1, 2031, Sylvamo has agreed not to convert the production capabilities of its Eastover, South Carolina, mill to produce any products other than printing papers and those products the mill was capable of producing on October 1, 2021. The prohibition will survive a change of control of Sylvamo and a transfer of the Eastover mill. Sylvamo also granted

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International Paper a perpetual, one-time right of first refusal over a transfer of the Eastover mill if Sylvamo proposes to sell the mill to a third party, subject to the terms and conditions set forth in the separation and distribution agreement. If International Paper waives its right to exercise the right of first refusal and ten years have not elapsed from October 1, 2021, the prohibition on conversion would survive the transfer. Sylvamo also agreed to comply with restrictive covenants applicable to the printing papers business prior to the spin-off in connection with prior transactions by International Paper, including the sale of the Kwidzyn mill in Poland.

Releases

Pursuant to the separation and distribution agreement, Sylvamo and its subsidiaries released and discharged International Paper and its subsidiaries from all liabilities assumed by Sylvamo as part of the separation, from all acts and events occurring and all conditions existing prior to the distribution relating to Sylvamo’s business, and from all liabilities arising in connection with the implementation of the separation and distribution, except as expressly set forth in the separation and distribution agreement. International Paper and its subsidiaries released and discharged Sylvamo and its subsidiaries from all liabilities retained by International Paper and its subsidiaries as part of the separation, from all acts and events occurring and all conditions existing prior to the distribution relating to International Paper’s business, and from all liabilities arising in connection with the implementation of the separation, except as expressly set forth in the separation and distribution agreement.

These releases and discharges did not extend to third parties or obligations or liabilities under any agreements between the parties that remained in effect following the distribution, which agreements include the separation and distribution agreement and certain other agreements described in this section of the Proxy Statement.

Indemnification

In the separation and distribution agreement, Sylvamo agreed to indemnify, defend and hold harmless International Paper, each of International Paper’s subsidiaries and each of International Paper and its subsidiaries’ respective directors, officers and employees and agents, from and against all liabilities relating to, arising out of or resulting from:

•	Sylvamo Liabilities;

•

the failure of Sylvamo or any of its subsidiaries to pay, perform or otherwise promptly discharge any of the Sylvamo Liabilities, in accordance with their respective terms, whether prior to, at or after the distribution;

•	any breach by Sylvamo or its subsidiaries of the separation and distribution agreement or any of the ancillary agreements;

•

except to the extent relating to an International Paper Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of Sylvamo or any of its subsidiaries by International Paper or any of its subsidiaries that survived the distribution; and

•

any untrue statement or alleged untrue statement or omission or alleged omission of material fact in the Form 10 or in the information statement (as amended or supplemented) filed with the SEC in connection with the Spin-off, except for any such statements or omissions made explicitly in International Paper’s name.

International Paper agreed to indemnify, defend and hold harmless Sylvamo, each of Sylvamo’s subsidiaries and each of Sylvamo and Sylvamo’s subsidiaries’ respective directors, officers and employees and agents from and against all liabilities relating to, arising out of or resulting from:

•	International Paper Liabilities;

•

the failure of International Paper or any of its subsidiaries to pay, perform or otherwise promptly discharge any of the International Paper Liabilities, in accordance with their respective terms whether prior to, at or after the distribution;

•	any breach by International Paper of the separation and distribution agreement or any of the ancillary agreements;

•

except to the extent relating to a Sylvamo Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of International Paper or any of its subsidiaries by Sylvamo or any of its subsidiaries that survived the distribution; and

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•

any untrue statement or alleged untrue statement or omission or alleged omission of a material fact made explicitly in International Paper’s name in the Form 10 or in the information statement (as amended or supplemented) filed with the SEC in connection with the spin-off.

The separation and distribution agreement also establishes procedures with respect to claims subject to indemnification and related matters, including the defense and settlement of third-party claims. Certain ancillary agreements have indemnification provisions and procedures that govern with respect to the matters addressed in those ancillary agreements.

Insurance

The separation and distribution agreement provides for the allocation between the parties of rights and obligations under existing International Paper insurance policies with respect to occurrences prior to the distribution and sets forth procedures for the administration of insured claims and related matters.

Further Assurances

In addition to the actions specifically provided for in the separation and distribution agreement, except as otherwise set forth therein or in any ancillary agreement, both International Paper and Sylvamo agreed to use reasonable best efforts, prior to, on and after the distribution, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by the separation and distribution agreement and the ancillary agreements.

Dispute Resolution

The separation and distribution agreement contains provisions that govern, except as otherwise provided in any ancillary agreement, the resolution of disputes, controversies or claims that may arise between International Paper and Sylvamo related to the separation or distribution and that are unable to be resolved through good faith discussions between International Paper and Sylvamo. These provisions contemplate that efforts will be made to resolve disputes, controversies and claims by escalation of the matter to executives of International Paper and Sylvamo, and that, if such efforts are not successful, either International Paper or Sylvamo may submit the dispute, controversy or claim to binding alternative dispute resolution, subject to the provisions of the separation and distribution agreement.

Expenses

Except as expressly set forth in the separation and distribution agreement or in any ancillary agreement, International Paper is responsible for all costs and expenses incurred in connection with the distribution incurred prior to the distribution, including costs and expenses relating to legal and tax counsel, financial advisors and accounting advisory work related to the separation and distribution. Except as expressly set forth in the separation and distribution agreement or in any ancillary agreement, all costs and expenses incurred in connection with the distribution after the distribution will be paid by the party incurring such cost and expense.

Other Matters

Other matters governed by the separation and distribution agreement include access to financial and other information, public filing of financial statements, confidentiality, access to and provision of records, ownership of privileged materials, domain name use and treatment of outstanding guarantees and similar credit support.

Termination

The separation and distribution agreement may not be terminated, except by an agreement in writing signed by both International Paper and Sylvamo.

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Transition Services Agreement

In connection with the separation and distribution, International Paper and Sylvamo entered into a transition services agreement, pursuant to which International Paper and Sylvamo provide to each other certain specified services on an interim, transitional basis following the distribution. The services provided by International Paper include, but are not limited to:

•	information technology;

•	finance;

•	operations support and planning;

•	facility access and services comparable to such access and services that were provided in certain locations prior to the distribution;

•	legal consultation resources;

•	knowledge transfer and other services with respect to sourcing; and

•	supply chain services.

Services provided by Sylvamo to International Paper include tax and accounting services for its French packaging business and environmental process management services.

The charges for the transition services are intended to allow the providing company to fully recover the allocated direct costs of providing the services, plus all out-of-pocket costs and expenses, generally without profit during the initial 12-month term of the services.

The services provided under the transition services agreement generally commenced on October 1, 2021 and expire at various times specified in the agreement, but no later than October 1, 2022. The receiving party may terminate certain specified services by giving prior written notice to the provider of such services. The receiving party may also extend any service for a maximum period of three months following the end of the term to the extent such service is required beyond the initial term. Services under the transition services agreement cannot be extended beyond January 1, 2023.

The liabilities of each party providing services under the transition services agreement will generally be limited to the aggregate fees actually paid to International Paper by Sylvamo during the term pursuant to the transition services agreement.

From commencement of the agreement on October 1, 2021 through December 31, 2021, Sylvamo paid International Paper $8.0 million under the Transition Services Agreement.

Tax Matters Agreement

In connection with the separation and distribution, International Paper and Sylvamo entered into a tax matters agreement that governs the parties’ respective rights, responsibilities and obligations with respect to taxes (including responsibility for taxes, entitlement to refunds, allocation of tax attributes, preparation of tax returns, control of tax contests and other tax matters).

Under the tax matters agreement, International Paper generally is responsible for all U.S. federal, state or foreign taxes imposed on, measured by or calculated with respect to income or net worth and any other franchise or similar taxes imposed on or payable by International Paper or any member of its group (including any such taxes due and owing on any consolidated, combined or unitary tax return that is required to be filed by International Paper or any member of its group), and Sylvamo generally is responsible for all U.S. federal, state or foreign taxes imposed on, measured by or calculated with respect to income or net worth and any other franchise or similar taxes imposed on or payable by Sylvamo or one or more members of its group (other than taxes due and owing on any consolidated, combined or unitary return for which International Paper is responsible), except (i) special rules apply with respect to certain taxes imposed in connection with the distribution, (ii) Sylvamo is responsible for certain taxes specifically allocated to Sylvamo under the tax matters agreement, (iii) Sylvamo is responsible for taxes resulting from any breach of certain representations or covenants made by Sylvamo, as applicable, in the tax matters agreement or other separation-related agreements, (iv) International Paper is responsible for certain taxes specifically allocated to International Paper under the tax matters agreement and (v) International Paper is responsible for taxes resulting from any breach of a covenant made by International Paper, as applicable, in the tax matters agreement or other separation-related agreements.

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The tax matters agreement provides special rules that allocate tax liabilities in the event either (i) the distribution, together with certain related transactions, fails to qualify as a transaction that is generally tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (“Code”) or (ii) certain internal separation transactions intended to qualify as transactions that are generally tax-free fail to so qualify. Under the tax matters agreement, each party generally is responsible for any taxes and related amounts imposed on International Paper or Sylvamo as a result of the failure to so qualify, to the extent that the failure to so qualify is attributable to actions, events or transactions relating to such party’s respective stock, assets or business, or a breach of the relevant covenants made by that party in the tax matters agreement.

In addition, the tax matters agreement imposes certain restrictions on Sylvamo and its subsidiaries during the two-year period following the distribution that are intended to prevent the distribution, together with certain related transactions, from failing to qualify as a transaction that is generally tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code. Specifically, during such period, except in specific circumstances, Sylvamo and its subsidiaries are generally prohibited from (i) ceasing to conduct certain businesses, (ii) entering into certain transactions or series of transactions pursuant to which all or a portion of the shares of Sylvamo common stock would be acquired or all or a portion of certain assets of Sylvamo and its subsidiaries would be acquired, (iii) liquidating or merging or consolidating with any other person, (iv) issuing equity securities beyond certain thresholds, (v) repurchasing Sylvamo stock other than in certain open-market transactions or (vi) taking or failing to take any other action that would cause the distribution, together with certain related transactions, to fail to qualify as a transaction that is generally tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code. Further, the tax matters agreement imposes similar restrictions on Sylvamo’s subsidiaries during the two-year period following the distribution that are intended to prevent certain transactions undertaken as part of the internal reorganization from failing to qualify as transactions that are generally tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code or for applicable non-U.S. income tax purposes.

The tax matters agreement also allocates liability for any and all taxes, interest, penalties or legal charges imposed by any Brazilian governmental authority resulting from the Brazil Tax Dispute (“Brazil Income Tax Liabilities”). International Paper will pay 60%, and Sylvamo will pay 40%, on up to $300 million of the Brazil Income Tax Liabilities (equivalent to a total cap on Sylvamo’s payments of $120 million), and International Paper will pay all amounts of the Brazil Income Tax Liabilities over $300 million. If any of the surety bonds provided by IP Brasil are drawn to pay any Brazil Income Tax Liabilities in connection with the Brazil Tax Dispute, and International Paper has indemnified the provider of such surety bonds and reimburses the surety bond providers for such amounts, then Sylvamo will be required to pay International Paper an amount equal to 40% of up to $300 million of the amounts so reimbursed by International Paper. International Paper continues to make all decisions concerning the conduct of the litigation related to the Brazil Tax Dispute, including as to strategy, settlement, pursuit and abandonment, after the distribution. International Paper’s right to be reimbursed is junior (but not subordinated) to Sylvamo’s existing and future senior secured indebtedness, including its credit agreements entered into prior to the distribution. International Paper agreed that, after the distribution, it would continue to indemnify the provider of the surety bonds during the pendency of the appeal in the Brazilian federal court, for which Sylvamo must pay International Paper an annual guarantee fee calculated at an annual rate of 1.5% based on 40% of up to $300 million of the face amount of the surety bond, which face amount was $351 million as of June 30, 2021. International Paper has agreed to reimburse Sylvamo for 60% of the premium paid to the surety bond providers with a face amount of up to $300 million and 100% of any incremental premium attributable to the portion of such surety bonds that exceeds $300 million. In the event that International Paper is required to post collateral to secure its obligations under the surety bonds, the guarantee fee will terminate, and Sylvamo will pay International Paper a collateral fee calculated at an annual rate equal to LIBOR plus 3% based on 40% of up to $300 million of the fair market value of the collateral, unless Sylvamo elects to post collateral in satisfaction of 40% of up to $300 million of the liability, in which case the collateral fee will be zero.

For the year ended December 31, 2021, no payments were made under the Tax Matters Agreement.

Employee Matters Agreement

In connection with the separation and distribution, Sylvamo entered into an employee matters agreement with International Paper that addresses the treatment of employees and former employees of the printing papers business with respect to their participation in employee benefit existing at the time of the distribution or that Sylvamo established in connection with the separation and distribution. The employee matters agreement also allocates responsibility for employment-related liabilities associated with persons who have

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performed services for the printing papers business and addresses certain other employment and compensation matters, including the treatment of the collective bargaining agreements pertaining to persons who became Sylvamo employees.

Transfer of Employment and Assumption of Liabilities; Collective Bargaining Agreements

Prior to the distribution, Sylvamo either offered employment to each employee working in the printing papers business, or otherwise caused the employment of each such employee to transfer to Sylvamo (including pursuant to automatic employment transfers under applicable non-U.S. law), except those employees specifically designated to remain with International Paper. In general, Sylvamo assumed all employment-related liabilities related to transferred printing papers business employees and all non-benefit plan-related employment liabilities for former printing papers business employees, and International Paper assumed or retained all employment-related liabilities related to its retained employees and benefit plan-related liabilities for former employees of the printing papers business. However, International Paper will reimburse Sylvamo for payments made under certain U.S. non-qualified retirement plans, as set forth below, and an International Paper affiliate will continue to provide coverage for certain U.S. worker’s compensation claims of printing papers business employees. As described below, Sylvamo also assumed certain benefit plan-related liabilities related to former printing papers business employees outside the United States in accordance with the requirements of applicable law. At or prior to the distribution, Sylvamo assumed obligations and contractual commitments under existing collective bargaining agreements covering employees of the printing papers business. The employee matters agreement provides that, for the 18-month period following the initial transfer of U.S.-based printing papers business employees to Sylvamo (which occurred on September 1, 2021), neither Sylvamo nor International Paper may solicit or hire the other’s employees, subject to specified customary exceptions and any limitations imposed by applicable law.

Continuation of Compensation and Benefits

Upon the transfer of employment, transferring printing papers business employees generally ceased active participation in International Paper’s employee benefit plans and commenced participation in Sylvamo’s employee benefit plans. Until October 1, 2022, Sylvamo will provide each transferred employee of the printing papers business with, at a minimum, the same rate of base salary and the same target annual bonus opportunity that were provided prior to the transfer, employee benefits under employee benefit plans of Sylvamo that include health insurance, a tax-qualified defined contribution retirement plan and paid time off. New plans established by Sylvamo generally provide each transferred employee with credit for all service, compensation and any other factors affecting benefit determinations that were recognized under the corresponding International Paper benefit plan, to the same extent as such International Paper plan. Sylvamo was required to establish a U.S. qualified and non-qualified defined benefit pension plan and a U.S. qualified and non-qualified defined contribution savings plan, each providing benefits to transferred employees in the U.S. that are substantially identical to the corresponding International Paper benefit plan in effect prior to the initial transfer of employment of printing papers business employees to Sylvamo. Compensation and benefits for non-U.S. printing papers business employees must also be provided by Sylvamo in accordance with the requirements of applicable law.

Retirement Plans

The employee matters agreement required Sylvamo’s qualified U.S. defined benefit pension plan to accept all liabilities relating to transferred printing papers business employees under the corresponding International Paper pension plan. The agreement required International Paper’s pension plan to transfer cash to Sylvamo’s pension plan in an amount equal to the present value of the accrued benefit liabilities that the Sylvamo pension plan assumed on the date such printing papers business employees transferred to Sylvamo. Sylvamo was required to assume, under its non-qualified U.S. defined benefit pension plan, all liabilities relating to transferred printing papers business employees under the corresponding International Paper pension plan. International Paper is responsible for reimbursing Sylvamo, on a net-after tax basis, for payments made under such plan to the extent of each such transferred employee’s entitlements under the corresponding International Paper plan as of the date the employee transferred to Sylvamo. Outside of the United States, Sylvamo was required to assume all International Paper plans providing pension or retirement benefits to printing papers business employees, except for certain non-transferring printing papers business employees working in Italy and Spain, where International Paper retained responsibility for all such plans.

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Any assets or liabilities transferred or assumed in connection with U.S. defined benefit pension plans must be calculated and certified in accordance with the employee matters agreement, and asset and liabilities transfers outside the United States must be effected in accordance with applicable local law.

From and after the date that printing papers business employees transferred to Sylvamo, Sylvamo was required to establish a qualified defined contribution savings plan accepting a transfer of all account balances of transferred printing papers business employees in the United States from the corresponding International Paper savings plans, including the transfer of any participant loans outstanding under such plans. Sylvamo also was required to establish and maintain a non-qualified defined contribution savings plan for such transferring employees who participated in the corresponding International Paper non-qualified defined contribution savings plan and to assume under such Sylvamo plan all liabilities for such transferring employees under such corresponding International Paper plan. International Paper is responsible for reimbursing Sylvamo, on a net-after tax basis, for payments made under Sylvamo’s non-qualified savings plan to the extent of each such transferred employee’s entitlements under the corresponding International Paper plan as of the date the employee transferred to Sylvamo.

Cash and Equity Incentive Compensation Plans

In connection with the separation and distribution, equity-based awards granted by International Paper prior to October 1, 2021 were treated as described below.

PSP Awards

Effective as of October 1, 2021, the number of shares of International Paper common stock subject to each outstanding performance share plan (“PSP”) award, including reinvested dividends, held by a transferring printing papers business employee was adjusted to cover a number of shares of International Paper common stock equal to (i) the number of shares covered by such award prior to the distribution multiplied by (ii) a fraction, the numerator of which was the number of months of the applicable performance period that was completed as of October 1, 2021, and the denominator of which was the total number of months in the performance period applicable to such award. Any remaining shares subject to such PSP award were cancelled and forfeited as of October 1, 2021. The adjusted PSP award remains outstanding and eligible to vest and will be paid based on the applicable performance criteria at the same time and on the same terms as if such printing papers business employee had remained employed by International Paper through the end of the applicable performance period.

Restricted Share Unit and Restricted Stock Awards

Effective as of October 1, 2021, each outstanding award of restricted shares or restricted stock units of International Paper common stock held by a transferring employee of the printing papers business was cancelled and forfeited.

Replacement Awards

Effective as of October 1, 2021, Sylvamo granted to each transferred employee of the printing papers business who forfeited awards as described above with replacement awards at Sylvamo. For each forfeited PSP award, the holder was granted a replacement award in restricted stock units of Sylvamo shares of equivalent value (as of October 1, 2021) to the shares forfeited under the PSP award, which will be eligible to vest and become payable in three equal installments beginning March 1, 2022, based solely on the employee’s continued service with Sylvamo through such dates. For each forfeited restricted stock unit or restricted share award that was not settled by International Paper prior to the distribution, the holder was granted a replacement award in Sylvamo shares of equivalent value (as of October 1, 2021) to the shares forfeited under the International Paper restricted share award, with terms substantially identical to those of the forfeited award, except that Sylvamo replaced International Paper for all purposes of such award, including any continued service requirement.

Short Term Incentive Compensation

International Paper paid any transferred printing papers business employee with a title below “senior vice president” a cash bonus under International Paper’s Management Incentive Plan, equal to a pro-rated portion of such employee’s target annual incentive opportunity under such plan, based on the number of months in 2021 prior to the distribution date that the employee worked 15 days or more. For any transferred printing papers business employee with a title of “senior vice president” or higher, International Paper paid to such

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employee, at the same time that bonuses were paid to other officers of International Paper, an amount under the Management Incentive Plan that such employee would have been eligible to receive, but pro-rated based on the number of months worked prior to the distribution in the same manner as described in the immediately preceding sentence. Sylvamo is required to maintain the hourly incentive plans and sales incentive plans of International Paper for printing papers business employees until October 1, 2022, subject to adjustment, for performance metrics or otherwise, as may be necessary to reflect the distribution.

Registration Rights Agreement

In connection with the separation and distribution, Sylvamo entered into a registration rights agreement with International Paper to provide International Paper with registration rights relating to shares of Sylvamo common stock held by International Paper following the distribution. International Paper and its permitted transferees may require Sylvamo to register under the U.S. Securities Act of 1933, as amended, all or any portion of these shares (a so-called “demand request”) subject to certain limitations and requirements.

International Paper and its permitted transferees also have “piggyback” registration rights, such that International Paper and its permitted transferees may include their respective shares in any future registrations of Sylvamo equity securities, whether or not that registration relates to a primary offering by Sylvamo or a secondary offering by or on behalf of any of Sylvamo’s shareholders. The demand registration rights and piggyback registration rights are each subject to market cut-back exceptions.

The registration rights agreement sets forth customary registration procedures. Sylvamo also agreed to indemnify International Paper and its permitted transferees with respect to liabilities resulting from untrue statements or omissions in any registration statement used in any such registration, other than untrue statements or omissions resulting from information furnished to Sylvamo for use in a registration statement by International Paper or any permitted transferee.

In addition, International Paper agreed to vote the shares of Sylvamo common stock that it retained immediately after the separation in proportion to the votes cast by Sylvamo’s other shareholders. In connection with such agreement, International Paper granted Sylvamo a proxy to vote its shares of Sylvamo common stock in such proportion. This proxy, however, will be automatically revoked as to any particular share upon any sale or transfer of such share from International Paper to a person other than International Paper, and neither the voting agreement nor proxy will limit or prohibit any such sale or transfer.

Supply and Offtake Agreements

In connection with the separation and distribution, International Paper and Sylvamo entered into two supply and offtake agreements (“Offtake Agreements”), pursuant to which International Paper continues to produce uncoated freesheet, wallboard tape, uncoated bristols and specialty papers at its mills at or near Selma, Alabama (referred to as its Riverdale mill) and Georgetown, South Carolina, for Sylvamo following the distribution. Sylvamo purchases these products from International Paper at the total cash costs of the mill for producing each ton of product. Sylvamo must use reasonable best efforts to keep the paper machines at the mills operating at full budgeted capacity and bears the financial responsibility for lack of orders under the Offtake Agreements.

The term of each Offtake Agreement commenced on or around October 1, 2021 and expires after 10 years. The Riverdale Offtake Agreement may be terminated early by International Paper effective as early as January 1, 2024 and by Sylvamo effective as early as January 1, 2026, in each case with six months’ notice. The Georgetown Offtake Agreement may be terminated early by International Paper effective as early as January 1, 2023 and by Sylvamo effective as early as January 1, 2025, in each case with six months’ notice. International Paper may also terminate the Offtake Agreements if orders are less than 80% of budgeted capacity for a period of 60 days.

From commencement of these agreements on October 1, 2021 through December 31, 2021, Sylvamo paid International Paper $133.0 million under these agreements.

Corrugated Packaging Purchase Agreement

In connection with the separation and distribution, International Paper through its French subsidiary Papeteries d’Espaly SAS, and Sylvamo, through its French subsidiary, have continued their contractual relationship pursuant to an agreement entered into on May 1, 2020, pursuant to which Sylvamo purchases corrugated boxes produced by International Paper. The agreement contains pricing and a

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OTHER INFORMATION

minimum order quantity, including a revision formula applicable quarterly. The agreement has an initial term of three years, with renewal by mutual agreement.

From commencement of the agreement on October 1, 2021 through December 31, 2021, Sylvamo paid International Paper $1.0 million under this agreement.

Corrugated Packaging Supply Agreement

In connection with the separation and distribution, International Paper and Sylvamo entered into a Supply Agreement pursuant to which Sylvamo agreed to purchase 100% of its requirements for certain corrugated packaging products, primarily corrugated boxes, from International Paper. The Supply Agreement contains pricing and minimum order quantities, with pricing being subject to quarterly price adjustments based on certain industry pricing indices. The Supply Agreement has an initial term of three years, with automatic one year renewals that either party may decline with at least 90 days’ notice.

From commencement of the agreement on October 1, 2021 through December 31, 2021, Sylvamo paid International Paper $3.5 million under this agreement.

Fiber Purchase Agreement

In connection with the separation and distribution, International Paper and Sylvamo entered into a Fiber Purchase Agreement whereby International Paper facilitates the sale and delivery to Sylvamo of 100% of Sylvamo’s requirements for hardwood, softwood, roundwood and chips and fiber fuel at Sylvamo’s mills located in Ticonderoga, New York and Eastover, South Carolina. Sylvamo pays International Paper a monthly procurement fee for its procurement services. The Fiber Purchase Agreement has an initial term of ten years, which may be extended for additional ten years periods upon mutual written agreement of the parties.

From commencement of the agreement on October 1, 2021 through December 31, 2021, Sylvamo paid International Paper $52.0 million under this agreement.

Recyclable Material Master Purchase Agreement

In connection with the separation and distribution, International Paper and Sylvamo entered into a Recyclable Material Master Purchase Agreement pursuant to which International Paper agreed to purchase 100% of certain recyclable commodities that are not consumed in Sylvamo’s own operations, primarily hard white envelope, old corrugated containers, cores and mixed paper. Pricing is primarily based on corresponding regional Fastmarkets RISI indices. The Recyclable Material Master Purchase Agreement has an initial term of three years, with automatic one year renewals that either party may decline with notice.

From commencement of the agreement on October 1, 2021 through December 31, 2021, International Paper paid Sylvamo $3.4 million under this agreement.

Tax-Exempt Bond Agreement (Eastover)

In connection with the separation and distribution, International Paper and Sylvamo entered into a Tax-Exempt Bond Agreement (“Eastover TEBA”) pursuant to which Sylvamo agreed to use certain assets at the Eastover, South Carolina, mill that were financed with proceeds of tax-exempt bonds (“Eastover Bonds”) in a qualifying manner and to assist International Paper in connection with any audit of the Eastover Bonds. The Eastover TEBA will remain in effect while the Eastover Bonds are outstanding.

Tax-Exempt Bond Agreement (Ticonderoga)

In connection with the separation and distribution, International Paper and Sylvamo entered into a Tax-Exempt Bond Agreement (“Ticonderoga TEBA”) pursuant to which Sylvamo agreed to use certain assets at the Ticonderoga, New York, mill that were financed with proceeds of tax-exempt bonds (“Ticonderoga Bonds”) in a qualifying manner and to assist International Paper in connection with any audit of the Ticonderoga Bonds. The Ticonderoga TEBA will remain in effect while the Ticonderoga Bonds are outstanding.

Temporary Occupancy Agreement

In connection with the separation and distribution, Sylvamo entered into a short-term temporary occupancy agreement with International Paper for approximately 40,493 square feet of office space at the current International Paper headquarters in Memphis, Tennessee. The

64      Sylvamo

OTHER INFORMATION

agreement began September 1, 2021, and Sylvamo pays rent in the amount of $180,666.67 per month. The agreement term is approximately seven months or until the new Sylvamo headquarters is ready for occupancy.

From commencement of the agreement on October 1, 2021 through December 31, 2021, Sylvamo paid International Paper $0.7 million under this agreement.

La Mirada, California Lease

In connection with the separation and distribution, Sylvamo entered into a three-year lease agreement with International Paper with respect to an approximately 236,069 square foot warehouse in La Mirada, California.

For the year ended December 31, 2021, Sylvamo paid International Paper $0.1 million under this lease prior to International Paper’s sale of the warehouse to an unrelated party.

Intellectual Property Licenses

In connection with the separation and distribution, International Paper and Sylvamo entered into a number of license agreements that provide each other with ongoing rights to use, under specified conditions, certain intellectual property following the separation.

We entered into a Retained Intellectual Property License Agreement, Retained Copyright License Agreement and Retained Know-How and Technology License Agreement that grant Sylvamo a perpetual and non-exclusive license to use certain patents (and associated know-how), copyrights and general know-how and technology, respectively, owned by or licensed to International Paper.

In addition, we entered into a Transferred Intellectual Property License Agreement that grants International Paper a perpetual and non-exclusive license to use certain patents (and associated know-how) owned by Sylvamo to make, have made, sell, offer to sell, import and export products and services.

Under a Transitional Trademark License Agreement, Sylvamo received a non-exclusive license, to use the “International Paper” name, subject to certain quality control provisions, (i) on finished product inventory or packaging materials, existing as of the separation or manufactured by Sylvamo thereafter, for a period of either six (6) or twelve (12) months depending on the products, and (ii) to otherwise transition off of the use of such name, for a period of six (6) months.

For the year ended December 31, 2021, no payments were made for the Intellectual Property Licenses.

Brazil Payment Agreement

In connection with the separation and distribution, a subsidiary of International Paper and a subsidiary of Sylvamo entered into a letter agreement, pursuant to which the Sylvamo subsidiary will make a payment of $100 million to the International Paper subsidiary if any portion of the Brazil eucalyptus forest plantations owned by Sylvamo as of October 1, 2021 are directly or indirectly transferred, subject to certain exceptions for immaterial transfers. A transfer includes any sale, pledge or transfer of any legal or beneficial interest in the Brazil lands, including any grant of an option or other right or interest or entry into any contract that would result in a reduction or diminution of Sylvamo’s economic ownership in the Brazil lands. A change of control of Sylvamo would also result in the payment becoming due and payable. A U.S. subsidiary of Sylvamo guarantees this payment obligation to the subsidiary of International Paper.

Commercial Transactions with Ingredion

We have entered and may in the future enter into commercial transactions in the ordinary course of business with Ingredion Incorporated and its subsidiaries and affiliates. James P. Zallie, one of our directors, is the President and Chief Executive Officer of Ingredion. We paid approximately $24.8 million and $41.8 million to Ingredion for the years ended December 31, 2021 and December 31, 2020, respectively.

Director Indemnification Agreements

We have entered into indemnification agreements with each of our current directors. The agreements require us to indemnify these individuals to the fullest extent permitted by law against liabilities that may arise by reason of their service to us, and to advance expenses reasonably incurred as a result of any proceeding against them as to which they could be indemnified.

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How to Contact Us

Mailing and Street Address of our Principal Executive Office

Sylvamo Corporation

6400 Poplar Avenue

Memphis, TN 38197

Address of our Corporate Secretary

Sylvamo Corporation

c/o Corporate Secretary

6400 Poplar Avenue

Memphis, TN 38197

You may also contact our Corporate Secretary at corporatesecretary@sylvamo.com

Investor Inquiries

Hans Bjorkman, 901-419-3525, hans.bjorkman@sylvamo.com

Media Inquiries

Adam Ghassemi, 901-419-4436, adam.ghassemi@sylvamo.com

66      Sylvamo

Sylvamo

6400 Poplar Avenue | Memphis, TN 38197 | sylvamo.com

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© 2022 Sylvamo Corporation. All rights reserved. Sylvamo, the Sylvamo logo, and The World's Paper Company are trademarks of Sylvamo Corporation.

Sylvamo P.O. BOX 8016, CARY, NC 27512-9903YOUR VOTE IS IMPORTANT! PLEASE VOTE BY: INTERNET Go • To: www.proxypush.com/SLVM • Cast your vote online • Have your Proxy Card ready Follow the simple instructions to record your votePHONECall 1-866-509-1053 • • Use any touch-tone telephone • Have your Proxy Card ready Follow the simple recorded instructionsMAIL • • Mark, sign and date your Proxy Card Fold and return your Proxy Card in the postage-paid envelope provided Sylvamo Corporation Annual Meeting of Shareholders For Shareholders of record as of March 23, 2022 TIME: Monday, May 16, 2022 12:00 PM, Central Time PLACE: Hyatt Centric 33 Beale Street, Memphis, Tennessee 38103This proxy is being solicited on behalf of the Board of Directors The undersigned hereby appoints Jean-Michel Ribiéras, John V. Sims and Matthew L. Barron (the “Named Proxies”), and each or any of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Sylvamo Corporation which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE RECOMMENDATION OF SYLVAMO’S BOARD OF DIRECTORS. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Sylvamo Corporation
Annual Meeting of Shareholders

Please make your marks like this: ☒

PROPOSAL	YOUR VOTE				BOARD OF DIRECTORS RECOMMENDS
1. Elect as a director of Sylvamo each of these nine individuals					
	FOR	AGAINST	ABSTAIN		
1.01 Jean-Michel Ribiéras	☐	☐	☐		**FOR**
1.02 Stan Askren	☐	☐	☐		**FOR**
1.03 Christine S. Breves	☐	☐	☐		**FOR**
1.04 Jeanmarie Desmond	☐	☐	☐		**FOR**
1.05 Liz Gottung	☐	☐	☐		**FOR**
1.06 Joia M. Johnson	☐	☐	☐		**FOR**
1.07 David Petratis	☐	☐	☐		**FOR**
1.08 J. Paul Rollinson	☐	☐	☐		**FOR**
1.09 James P. Zallie	☐	☐	☐		**FOR**
	FOR	AGAINST	ABSTAIN		
2. Ratify Deloitte & Touche LLP as Sylvamo's independent registered public accounting firm for 2022	☐	☐	☐		**FOR**
3. Approve, on a non-binding advisory basis, the compensation of Sylvamo's named executive officers ("NEOs")	☐	☐	☐		**FOR**
	1YR	2YR	3YR	ABSTAIN	
4. Approve, on a non-binding advisory basis, the frequency - every 1 year, 2 years or 3 years - with which Sylvamo's shareholders will vote in future years on a non-binding resolution to approve the compensation of Sylvamo's NEOs	☐	☐	☐	☐	**1 YEAR**

Signature (and Title if applicable) ____________ Date ____________

Signature (if held jointly) ____________ Date ____________

Sylvamo Corporation Annual Meeting of Shareholders Please make your marks like this: THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR PROPOSALS 1, 2 AND 3THE BOARD RECOMMENDS THAT AN ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERSBE HELD EVERY 1 YEAR.PROPOSAL 1. Elect as a director of Sylvamo each of these nine individualsBOARD OF DIRECTORS YOUR VOTE RECOMMENDS 1.01 Jean-Michel Ribiéras 1.02 Stan Askren 1.03 Christine S. Breves 1.04 Jeanmarie Desmond 1.05 Liz Gottung 1.06 Joia M. Johnson 1.07 David Petratis 1.08 J. Paul Rollinson 1.09 James P. ZallieFOR AGAINST ABSTAIN FOR FOR FOR FOR FOR FOR FOR FOR FOR 2. Ratify Deloitte & Touche LLP as Sylvamo’s independent registered public accounting firm for 2022 #P11# 3. Approve, on a non-binding advisory basis, the compensation of Sylvamo’s named executive officers (“NEOs”) #P12# 4. Approve, on a non-binding advisory basis, the frequency—every 1 year, 2 years or 3 years—with which Sylvamo’s shareholders will vote in future years on a non-binding #P13# resolution to approve the compensation of Sylvamo’s NEOsFOR FOR 1 YEAR Check here if you would like to attend the meeting in person. Authorized Signatures—Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.Signature (and Title if applicable) DateSignature (if held jointly) Date